SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2006
Dear Fellow Stockholder:
     You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Group 1 Automotive, Inc. to be held at 10:00 a.m., central time, on Thursday, May 25, 2006, at JPMorgan Chase, Mezzanine Level, 707 Travis Street, Houston, Texas.
     The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting and Proxy Statement. Additionally, we will report on the business and financial performance of Group 1.
     It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by telephone, through the Internet, or by signing, dating and mailing your proxy card, each in the manner described in the accompanying Proxy Statement. Our Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the meeting.
     We hope you will be able to join us at our Annual Meeting in Houston on May 25th.

Sincerely,

John L. Adams
Chairman of the Board

Houston, Texas

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 25, 2006
To the Stockholders of Group 1 Automotive, Inc.:
     The Annual Meeting of Stockholders of Group 1 Automotive, Inc. will be held on Thursday, May 25, 2006, at 10:00 a.m., central time, at JPMorgan Chase, Mezzanine Level, 707 Travis Street, Houston, Texas. At the meeting, we will consider and vote upon the following matters:
(1)	The election of two directors to serve until the 2009 Annual Meeting of Stockholders;

(2)	The approval of an amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan to (a) increase the number of shares available for issuance under the plan from 2,000,000 to 2,500,000 shares, and (b) extend the duration of the plan to March 6, 2016;

(3)	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as independent registered public accounting firm of Group 1 for the year ended December 31, 2006; and

(4)	The consideration of any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.
     If you were a stockholder at the close of business on March 27, 2006, you are entitled to vote at the meeting. A list of stockholders is available and may be inspected during normal business hours prior to the annual meeting at the offices of Group 1, 950 Echo Lane, Suite 100, Houston, Texas 77024. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the forgoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.
     We cordially invite you to attend the annual meeting in person. Even if you plan to attend the meeting, we ask that you cast your vote as soon as possible. You may vote your shares in person at the meeting, by telephone, through the Internet or by mailing in a proxy card, each in the manner described in the accompanying proxy statement. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors,

Jeffrey M. Cameron
Secretary
Houston, Texas

April 25, 2006
IMPORTANT
Please VOTE by proxy card, telephone or Internet
whether or not you plan to attend the meeting.

TABLE OF CONTENTS

About the Annual Meeting	1
Item 1 — Election of Directors	5
Board of Directors	5
Corporate Governance	7
Information about our Board of Directors and Committees	9
Audit Committee Report	16
Executive Officers	18
Executive Compensation	19
Performance Graph	30
Stock Ownership Information	31
Equity Compensation Plan Information	33
Compensation Committee Interlocks and Insider Participation	33
Certain Relationships and Related Transactions	33
Item 2 — Amendment to Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan	35
Item 3 — Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public
Accounting Firm	39
Voting of Shares Covered by Proxies	40
Other Matters	40
Stockholder Proposals for 2007 Annual Meeting	40
Appendix A — Group 1 Automotive, Inc. Audit Committee Charter	A-1
Appendix B — Seventh Amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan	B-1
 i

950 Echo Lane, Suite 100
Houston, TX 77024

PROXY STATEMENT

     These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. for use at our 2006 Annual Meeting of Stockholders and at any adjournment of that meeting. The meeting will be held at JPMorgan Chase, Mezzanine Level, 707 Travis Street, Houston, Texas, on Thursday, May 25, 2006, at 10:00 a.m., central time. This proxy statement and the enclosed proxy card are being mailed to stockholders beginning on or about April 25, 2006. Because many stockholders are unable to attend the meeting, our Board of Directors solicits proxies from our stockholders to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. We urge you to read carefully the material in this proxy statement.
ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of directors, the approval of an amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan, the ratification of Ernst & Young LLP as our independent registered public accounting firm and consideration of any other matters properly presented at the meeting. In addition, senior management will report on our business and financial performance during fiscal 2005 and respond to your questions.
Who is entitled to vote at the meeting?
     Only our stockholders as of 5:00 p.m., central time, on March 27, 2006, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. On March 27, 2006, there were 24,471,023 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.
How many votes can I cast?
     You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., central time, on March 27, 2006, on all matters presented at the meeting.
How do I vote my shares?
     If you hold your shares as a stockholder of record, you can vote in person at the annual meeting or you can provide a proxy to be voted at the meeting by:
•	calling 1-866-540-5760;

•	using the Internet, at www.proxyvoting.com/gpi; or

•	mailing the enclosed proxy card.

     If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. Voting by telephone or by the Internet is expressly permitted in Delaware, our state of incorporation. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.
     If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number located on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have voted in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted.
     If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange. Where a matter is not within your broker’s discretionary authority, such as Item 2 concerning the amendment of our 1998 Employee Stock Purchase Plan, the shares held by the broker will not be voted without specific instructions from the beneficial owners. These so-called “broker non-votes” would be counted for the purposes of establishing whether a quorum is present; however, they would not be taken into account in determining the outcome of any non-routine proposals such as Item 2.
     If you vote by granting a proxy, Earl J. Hesterberg, our President and Chief Executive Officer, or John C. Rickel, our Senior Vice President and Chief Financial Officer, will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, Mr. Hesterberg or Mr. Rickel will vote those shares as recommended by our Board of Directors.
What is the difference between a stockholder of record and a “street name” holder?
     Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.
•	Stockholder of Record. If your shares are registered directly in your name with Mellon Investor Services, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

•	Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
How do I vote my shares in person at the meeting?
     If you are a stockholder of record, you may vote your shares by completing a ballot at the meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the annual meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in “street name,” you may only vote those shares in person if you obtain a signed proxy from your broker or other nominee giving you the right to vote the shares.

Can I revoke my proxy?
     Yes. You can revoke your proxy at any time before it is exercised by:
•	submitting written notice of revocation to Jeffrey M. Cameron, Group 1 Automotive, Inc., 950 Echo Lane, Suite 100, Houston, Texas 77024;

•	submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	attending our meeting and voting your shares in person.
What vote is required to approve the election of directors?
     In the election of directors, you may either vote “FOR” the nominees or “WITHHOLD” your vote for the nominees. Abstentions will have no effect on the outcome of the election of the directors. Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. If a nominee receives a plurality of the votes cast, he will be elected to our Board of Directors.
What vote is required to approve the amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan?
     In voting on the amendment to the Purchase Plan, you may vote “FOR” the amendment, “AGAINST” the amendment or “ABSTAIN” from voting on the amendment. A majority of the votes represented at the Annual Meeting must be cast “FOR” the amendment to the Purchase Plan in order for the amendment to be approved at the Annual Meeting. An abstention has the same effect as voting “AGAINST” the proposal and broker non-votes are not counted for purposes of determining whether a majority has been achieved.
     Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. Broker non-votes occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary authority to vote those shares under the applicable rules of the New York Stock Exchange.
What vote is required to approve the ratification of the appointment of Ernst & Young LLP as Group 1’s independent registered public accounting firm?
     In voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote “FOR” the ratification, “AGAINST” the ratification or “ABSTAIN” from voting on the ratification. A majority of the votes represented at the Annual Meeting must be cast “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in order for such ratification to be approved at the annual meeting. Abstentions and broker non-votes are not counted as votes cast with respect to the proposal.
How does the Board of Directors recommend I vote on the proposals?
     The Board of Directors recommends that you vote:
•	FOR each of the nominees for director set forth on page 5;

•	FOR the approval of the amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

What is a quorum?
     A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by Internet or phone, or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.
May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
     You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 22, 2006. In addition, for a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting, the written proposal must be received by us no earlier than February 24, 2007 and no later than March 16, 2007. Please read “Stockholder Proposals for 2007 Annual Meeting” on page 40 for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

ITEM 1 — ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation provides for a classified Board of Directors. The directors are divided into three classes, with each class serving for a period of three years. As a result, the stockholders elect approximately one-third of the members of our Board of Directors annually. You are being asked to elect two Class I directors at this annual meeting to serve until the 2009 annual meeting, until his successor is elected and qualified or until the earlier of his death, resignation or removal. The term for our Class II directors expires in 2007, and the term for our Class III directors expires in 2008.
     In accordance with our bylaws, the two nominees who receive the greatest number of votes cast for election by our stockholders will be elected as directors. As a result, abstentions and votes “WITHHELD,” will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the annual meeting. Stockholders may not cumulate their votes in the election of our directors.
     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed in this proxy statement. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or the Board of Directors may reduce the number of directors.
     The following table sets forth certain information, as of the date of this proxy statement, regarding the nominees and the other directors of Group 1.

		Director
	Position and Offices with Group 1	Since	Age
Class I Nominees
Earl J. Hesterberg	Director, President and Chief Executive Officer	2005	52
Robert E. Howard II	Director	1997	59

Class II Directors
John L. Adams	Director, Chairman of the Board	1999	61
J. Terry Strange	Director	2003	62
Max P. Watson, Jr.	Director	2001	60

Class III Directors
Louis E. Lataif	Director	2002	67
Stephen D. Quinn	Director	2002	50
BOARD OF DIRECTORS
Nominees for Election to Term Expiring 2009 (Class I Directors)
     Earl J. Hesterberg
     Mr. Hesterberg has served as President and Chief Executive Officer and as a director of Group 1 since April 9, 2005. Prior to joining Group 1, Mr. Hesterberg served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company since October 2004. From July 1999 to September 2004, he served as Vice President, Marketing, Sales and Service for Ford of Europe. Mr. Hesterberg has also served as President and Chief Executive Officer of Gulf States Toyota, and held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe.

     Robert E. Howard II
     Mr. Howard, a co-founder of Group 1, has served as one of our directors since April 1997, and served as President of the Bob Howard Auto Group from November 1997 through November 2002. Mr. Howard has more than 32 years of experience in the automotive retailing industry. In January 2003, Mr. Howard purchased Mercedes-Benz of Oklahoma from us and now serves as a director and President of the dealership, which is unaffiliated with Group 1. From 1969 to 1977, he served in various management positions at franchised dealerships, many of which were acquired by Group 1. He was a recipient of the 1997 Time Magazine Quality Dealer Award and presently serves as a Commissioner of the Oklahoma Motor Vehicle Commission.
Class II Directors
     John L. Adams
     Mr. Adams has served as Chairman of the Board since April 2005 and as one of our directors since November 1999. Mr. Adams served as Executive Vice President of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, from January 1999 through June 2005. He was elected Vice Chairman effective July 2005. Before joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, Mr. Adams was Chairman, President and Chief Executive Officer of Chase Bank of Texas. Mr. Adams serves on the Board of Directors and as Chairman of the Audit Committee and Chairman of the Risk Management Committee of American Express Bank, Ltd., a wholly-owned subsidiary of American Express Company. Mr. Adams serves as Chairman of the Board of Directors of the Children’s Medical Center of Dallas, as a Southwest Region Trustee for the Boys & Girls Clubs of America and on the University of Texas Chancellor’s Council and Business School Advisory Board.
     J. Terry Strange
     Mr. Strange has served as one of our directors since October 2003. In 2002, Mr. Strange retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as Vice Chairman, Managing Partner of U.S. Audit Practice and head of KPMG’s internal risk management program. From 1998 to 2002, Mr. Strange served as Global Managing Partner of Audit Business and a member of KPMG’s International Executive Committee. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the Securities and Exchange Commission, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Mr. Strange serves on the Boards of Directors and the Audit Committees of Compass Bancshares, Inc., a financial institution; New Jersey Resources Corporation, a retail and wholesale energy service provider; and Newfield Exploration Company, an oil and gas exploration and production company. Mr. Strange also serves on the Board of Directors, the Audit Committee and the Compensation Committee of BearingPoint, Inc., a business consulting, systems integration and managed services firm.
     Max P. Watson, Jr.
     Mr. Watson has served as one of our directors since May 2001. Mr. Watson served as President and Chief Executive Officer of BMC Software, Inc., one of the world’s largest software vendors, from April 1990 to January 2001. He served as Chairman of the Board of BMC from January 1992 to April 2001. Mr. Watson is President of the Board of Trustees of Texas Children’s Hospital.
Class III Directors
     Louis E. Lataif
     Mr. Lataif has served as one of our directors since August 2002. He has served as Dean of the School of Management at Boston University since 1991 following a distinguished 27-year career with Ford Motor Company. While at Ford, he was named General Manager of Ford Division and elected a corporate Vice President, then Ford’s youngest officer, and served as President, Ford of Europe from l988 to l991. Mr. Lataif serves on the Boards of Magna Entertainment Corp., an owner and operator of thoroughbred racetracks, and Abiomed, Inc., a manufacturer and marketer of heart assist and replacement systems. He is also a member of the Board of Directors of Interaudi Bank and a member of the Board of Trustees of the Iacocca Foundation.
     Stephen D. Quinn
     Mr. Quinn has served as one of our directors since May 2002. Mr. Quinn joined Goldman, Sachs & Co. in August 1981 where he specialized in Corporate Finance. From 1990 until his retirement in 2001, Mr. Quinn served as a General Partner and Managing Director of Goldman, Sachs & Co. Mr. Quinn also serves on the Board of Directors, the Audit Committee and the Nominating and Governance Committee of Zions Bancorporation and on the Board of Directors, the Audit Committee and the Risk Management Committee of American Express Bank, Ltd., a wholly-owned subsidiary of American Express Company.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     Our Board of Directors has adopted Corporate Governance Guidelines, which can be viewed on our Web site at www.group1auto.com. Among other matters, the guidelines include the following:
     Director Qualification Standards
•	The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to the Board. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skill and experience in the context of the needs of the Board.

•	The number of directors that constitutes the Board will be between three and nine. The Board believes that a smaller board generally functions more effectively than a large board as smaller boards generally promote greater participation by each board member, more effective and efficient decision making and greater individual accountability.

•	No director may serve on more than four other public company boards.
     Director Responsibilities
•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in the best interests of Group 1 and its stockholders.

•	Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

•	Directors are encouraged to attend the annual meeting of stockholders.
     Director Access to Management and Independent Advisors
•	The Board and each committee of the Board have the power to hire independent legal, financial or other advisors as they may deem necessary.

•	The Board has full and free access to the officers and employees of Group 1 and welcomes regular attendance at each Board meeting of senior officers of Group 1.

     Chief Executive Officer Evaluation and Management Succession
•	The Compensation Committee will annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives and set the compensation of the Chief Executive Officer.

•	The Nominating/Governance Committee will meet annually on succession planning.
     Annual Performance Evaluation, Director Orientation and Continuing Education
•	The Board will conduct an annual self-evaluation of itself and its committees.

•	All new directors must participate in an orientation program.

•	The Board will periodically allocate meeting time to receive information and updates on corporate governance issues, director best practices and legal and regulatory changes.
Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers
     The Board has adopted a code of ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial and accounting officers of Group 1. A copy of this code of ethics can be viewed on our Web site at www.group1auto.com. Any change to, or waiver from, this code of ethics will be disclosed on our Web site within five business days after such change or waiver. Among other matters, this code of ethics requires each of these officers to:
•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relations;

•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•	work to ensure that Group 1 fully, fairly and accurately discloses information in a timely and understandable manner in all reports and documents that Group 1 files with the Securities and Exchange Commission and in other public communications made by Group 1;

•	comply with applicable governmental laws, rules and regulations; and

•	report any violations of the code to the Chief Executive Officer and the Chairman of the Audit Committee.
Code of Conduct
     The Board has adopted a code of conduct, which sets forth the standards of behavior expected of every employee, director and agent of Group 1. A copy of this code of conduct can be viewed on our Web site at www.group1auto.com. Among other matters, this code of conduct is designed to deter wrongdoing and to promote:
•	honest and ethical dealing with each other, with clients and vendors of Group 1, and with all other third parties;

•	respect for the rights of fellow employees and all third parties;

•	equal opportunity, regardless of age, race, sex, sexual orientation, color, creed, religion, national origin, marital status, veteran status, handicap or disability;

•	fair dealing with employees and all other third parties with whom Group 1 conducts business;

•	avoidance of conflicts of interest;

•	compliance with all applicable laws and regulations;

•	the safeguarding of Group 1 assets; and

•	the reporting of any violations of the code to the appropriate officers of Group 1.
INFORMATION ABOUT OUR
BOARD OF DIRECTORS AND COMMITTEES
     Our Board of Directors held nine meetings in 2005. During the year, our directors attended an average of 95% of the meetings of the Board of Directors and of the committees on which they served. Under our corporate governance guidelines, our directors are encouraged to attend the annual meeting of our stockholders. All of our directors attended our 2005 annual meeting of stockholders.
     The Board and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve, its performance. The Nominating/Governance Committee leads the Board in its annual self-evaluation.
The Independence of the Members of the Board of Directors
     The Board of Directors has determined that each member of the Board of Directors, other than Messrs. Hesterberg and Howard, is “independent” as that term is defined in the New York Stock Exchange’s listing standards.
     Max P. Watson, Jr., who is a director and a member of the Compensation Committee, is the brother of John S. Watson who, although not an employee of Group 1, served as our Secretary until his resignation in March 2005. In addition, John Watson had been engaged to provide advisory services to Group 1 from time to time. During the three months ended March 31, 2005, Group 1 paid John Watson approximately $21,000 in fees.
     The Board of Directors has determined that Max Watson is independent under the rules of the New York Stock Exchange. In making this decision, the Board considered John Watson’s relationship with Group 1. The Board determined that such relationship, when it existed, was not material to the independence of Max Watson based on the following: (i) the relationship was not a direct relationship between Group 1 and Max Watson, but rather a relationship between Group 1 and Max Watson’s brother; (ii) the Secretary of Group 1 only performs a ministerial function, and John Watson was neither an executive officer nor an employee of Group 1; (iii) the Board’s view, based on Max Watson’s service on the Board since 2001, that Max Watson has demonstrated a history of acting in a manner independent from management; (iv) the fact that John Watson had provided legal services to Group 1 (whether as a partner of Vinson & Elkins L.L.P. or as an individual consultant) since Group 1’s inception in 1995 and prior to Max Watson’s election to the Board; and (v) the fact that the relationship did not implicate any of the New York Stock Exchange’s bright line independence disqualifications set forth in Section 303A(2).
     Group 1 has in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. Our Board of Directors has determined that any such affiliations have not impacted the independence of our directors.
Executive Sessions of the Board of Directors
     The independent directors meet in executive session at each regularly scheduled meeting of the Board of Directors. In addition, the non-management directors meet in executive session at least annually, but typically at each regularly scheduled meeting of the Board of Directors. Mr. Adams, our non-executive Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors and the non-management directors in executive session.

Committees of the Board of Directors
     Our Board of Directors has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee. The following chart reflects the current membership of each of our Board’s committees:

			Nominating/	Finance/
	Audit	Compensation	Governance	Risk Management
Name	Committee	Committee	Committee	Committee
John L. Adams	*	*	*	*
Earl J. Hesterberg				*
Robert E. Howard II				*
Louis E. Lataif	*	*	* *
Stephen D. Quinn	*		*	* *
J. Terry Strange	* *	*
Max P. Watson, Jr.		* *	*	*

*	Member

**	Chair
Audit Committee
     Our Audit Committee functions in an oversight role and has the following purposes:
•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	oversee our compliance with legal and regulatory requirements;

•	oversee our independent auditors’ qualifications and independence;

•	oversee the performance of our internal audit function and independent auditors;

•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and Board of Directors have established;

•	provide an open avenue of communication among our independent auditors, financial and senior management, the internal auditing department, and our Board of Directors, always emphasizing that the independent auditors are accountable to the Audit Committee; and

•	perform such other functions as our Board of Directors may assign to the Audit Committee from time to time.
     In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and on-going qualifications of, and determines the compensation for, our independent auditors, reviews our annual and quarterly financial statements, and confirms the independence of our independent auditors. The Audit Committee also meets with our management and external auditors regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant Group 1 policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent auditors are responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with Group 1’s policies and procedures.
     Our Board of Directors has adopted an Audit Committee Charter. A copy of the Audit Committee Charter is posted on our Web site, www.group1auto.com.
     During 2005, the Audit Committee met 12 times and consisted of Mr. Strange (Chairman), Mr. Adams, Mr. Lataif and Mr. Quinn. On April 9, 2005, Mr. Strange was appointed Chairman of the Audit Committee, filling the position vacated by Mr. Adams in connection with his appointment as Chairman of the Board. Mr. Strange also serves on the Audit Committees of Compass Bancshares, Inc., New Jersey Resources Corporation, Newfield Exploration Company and BearingPoint, Inc. The Board of Directors has previously determined that such simultaneous service on these other Audit Committees and our Audit Committee will not impair the ability of Mr. Strange to serve effectively on our Audit Committee.
     All members of the Audit Committee are independent as that term is defined in the New York Stock Exchange’s listing standards and as that term is defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934. Our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Strange has the necessary accounting and financial expertise to serve as chairman. Our Board of Directors has also determined that Mr. Strange is an “audit committee financial expert” following a determination that Mr. Strange met the criteria for such designation under the Securities and Exchange Commission rules and regulations.
     The Audit Committee Report is set forth on pages 16 through 17 of this Proxy Statement.
Compensation Committee
     Our Compensation Committee has the following purposes:
•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate the corporate officers of Group 1;

•	produce an annual report on executive compensation and to publish the report in our proxy statement for our annual meeting of stockholders;

•	otherwise discharge the Board of Directors’ responsibility relating to compensation of our corporate officers; and

•	perform such other functions as our Board of Directors may assign to the Compensation Committee from time to time.
     In connection with these purposes, the Compensation Committee approves the compensation levels and terms of employment for our executive officers, including salary and bonus levels. In addition, the Compensation Committee oversees our incentive compensation, employee stock purchase and deferred compensation plans.
     All members of the Compensation Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Compensation Committee, consisting of Mr. Watson (Chairman), Mr. Adams, Mr. Lataif and Mr. Strange, held 11 meetings during fiscal year 2005. In August 2005, Mr. Lataif was appointed to the Compensation Committee to fill the position vacated by Mr. Quinn in connection with his appointment as Chairman of the Finance/Risk Management Committee.
     Our Board of Directors has adopted a Compensation Committee Charter, which is posted on our Web site, www.group1auto.com.
     The Compensation Committee’s Report on Executive Compensation is set forth on pages 19 through 22 of this Proxy Statement.

Nominating/Governance Committee
     Our Nominating/Governance Committee was formed in November 2002 to serve the following purposes:
•	assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors and recommend director nominees to our Board of Directors for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend director nominees to our Board of Directors for each committee of our Board of Directors;

•	advise our Board of Directors about the appropriate composition of our Board of Directors and its committees;

•	advise our Board of Directors about and recommend to our Board of Directors appropriate corporate governance practices and assist our Board of Directors in implementing those practices;

•	lead our Board of Directors in its annual review of the performance of the Board of Directors and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	review and make recommendations to the Board with respect to the form and amount of director compensation; and

•	perform such other functions as our Board of Directors may assign to the Nominating/Governance Committee from time to time.
     In connection with these purposes, the Nominating/Governance Committee actively seeks individuals qualified to become members of our Board of Directors, seeks to implement the independence standards required by law, applicable listing standards, our certificate of incorporation or bylaws, and our corporate governance guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.
     All members of the Nominating/Governance Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Nominating/Governance Committee, consisting of Mr. Lataif (Chairman), Mr. Adams, Mr. Quinn and Mr. Watson, held five meetings during fiscal year 2005. Prior to August 2005, Mr. Quinn served as Chairman of the Nominating/Governance Committee.
     The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to the Board of Directors. In considering candidates for the Board of Directors, the Nominating/Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating/Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board of Directors may vary in light of its composition and the committee’s perceptions about future issues and needs. However, while the Nominating/Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of the Board of Directors, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.
     The committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the committee may consider previous experience as a member of our Board of Directors. Any invitation to join the Board of Directors must be extended by the Board of Directors as a whole, by the Chairman of the Nominating/Governance Committee and by the Chairman of the Board.
     Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating/Governance Committee by sending a written request to our Secretary at our principal executive offices, 950 Echo Lane, Suite 100, Houston, Texas 77024 not earlier than the 150th calendar day and not later than the 120th calendar day before the first anniversary of the date our proxy statement is released to stockholders in connection with the preceding year’s annual meeting. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. The stockholder or group of stockholders making the recommendation must also disclose, with the written request described above, the number of shares of common stock that the stockholder or group beneficially owns and the period of time the stockholder or group has beneficially owned the securities. From time to time, the committee may request additional information from the nominee or the stockholder.
     The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section entitled “Stockholder Proposals for 2007 Annual Meeting.”
     Our Board of Directors has adopted a Nominating/Governance Committee Charter, which is posted on our Web site, www.group1auto.com.
Finance/Risk Management Committee
     Our Finance/Risk Management Committee was formed in May 2005 to serve the following purposes:
•	review, oversee and report to our Board of Directors regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/shareholder relations, relationships with various financial constituents, securities repurchase activities and dividend policy, and authorize transactions within limits prescribed by our Board of Directors;

•	review and assess risk exposure and insurance related to the Company’s operations, and authorize transactions within limits prescribed by our Board of Directors; and

•	review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of business or assets, and authorize such transactions within limits prescribed by our Board of Directors.
     In connection with these purposes, the Committee shall review periodically the financial status and capital structure of the Company and can authorize finance-related activities within limits prescribed by the Board. The Committee shall also consult with management on matters that could have a significant financial impact on the Company and review the Company’s financial policies and procedures, its compliance with material debt instruments and its significant banking relationships. In addition, the Committee shall review and assess periodically the Company’s risk exposure and its plans and strategies for its insurance programs and can authorize risk management-related activities within limits prescribed by the Board. The Committee also provides direction for the assessment of future capital spending and acquisition opportunities and reviews capital expenditure plans, including significant acquisitions and dispositions of businesses and assets and other specific capital projects.
     The Finance/Risk Management Committee, consisting of Mr. Quinn (Chairman), Mr. Adams, Mr. Hesterberg, Mr. Howard and Mr. Watson, held six meetings during fiscal year 2005. Prior to August 2005, Mr. Hesterberg served as Chairman and Mr. Lataif served as a member of the Finance/Risk Management Committee.
     Our Board of Directors has adopted a Finance/Risk Management Committee Charter, which is posted on our Web site, www.group1auto.com.

Stock Ownership Guidelines
     In November 2004, our Board of Directors approved certain stock ownership guidelines for our non-employee directors. Under the guidelines, each director is required to maintain ownership of a minimum of 3,000 shares of our common stock. Such minimum ownership is required to be achieved within three years of election to our Board of Directors or, in the case of our current directors, by November 2007. Restricted stock or phantom stock units granted to our directors as part of their annual retainer will count toward such minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.
Director Compensation
     During 2005, our non-employee directors received the following compensation:
•	an annual retainer of (a) $35,000 in cash and (b) restricted stock or phantom stock units valued at $60,000 at the time of the grant pursuant to the Group 1 Automotive, Inc. 1996 Stock Incentive Plan;

•	an additional cash retainer of $15,000 for the chair of the Audit Committee, and $7,500 for the chairs of the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee;

•	a meeting fee of $2,500 for each Board and Audit Committee meeting attended, and $1,500 for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended; and

•	the use of one company vehicle, or the economic equivalent, equal to $17,600 annually, paid quarterly.
     In connection with the election of Mr. Adams as Chairman of the Board, the Board of Directors approved the payment of an additional cash retainer of $100,000 to the non-executive Chairman of the Board. All cash retainer amounts are paid quarterly and all meeting fees are payable on the date of the meeting. As a result of a change approved in March 2005, the equity portion of the annual retainer will be paid annually. Abbreviated meetings, as determined at the discretion of the chair, will result in the payment of one-half of the regular fees for such meeting.
     Some of our directors have elected to participate in the Group 1 Automotive, Inc. Deferred Compensation Plan. The plan provides select employees and members of our Board of Directors who elect to participate, an opportunity to accumulate additional savings for retirement on a tax-deferred basis. Participants in the plan can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Compensation Committee at 10.0% for 2005 and for 2006. Group 1 has complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of Group 1 to the participants. During 2005, Messrs. Adams, Lataif and Quinn elected to participate in the 10.0% declared interest rate investment option, deferring $214,500, $114,375 and $136,500, respectively, of their retainer and attendance fees.
     On March 10, 2005, the Board of Directors of Group 1 approved a grant of $60,000 of restricted stock or phantom stock units to each non-employee director of Group 1 in payment of the equity portion of the annual retainer for 2005. Based on the price of Group 1 common stock on March 14, 2005, each non-employee director received 2,189 shares of restricted stock or phantom stock units in payment of the equity portion of the annual retainer for 2005. Each non-employee director had the option to select whether he received restricted stock or phantom stock units. The grants were made effective as of the later of March 14, 2005 and the date on which the director made an election to receive restricted stock or phantom stock units. Subsequent grants of equity awards in payment of the equity portion of the annual retainer are expected to be made annually in March.
     The restricted stock or phantom stock units shall vest fully after six months. Any unvested restricted stock and any phantom stock units may not be sold or otherwise transferred. In the event that the director’s membership on the Board of Directors is terminated for any reason other than death or disability, such director shall, for no consideration, forfeit to Group 1 all of his unvested shares of restricted stock or phantom stock units. All unvested restricted stock or phantom stock units held by a director shall vest upon the death or disability of such director. The vested phantom stock units held by a director shall be settled in shares of Group 1 common stock upon the termination of such director’s membership on the Board of Directors.
     Our directors have historically from time to time been granted stock options under the Group 1 Automotive, Inc. 1996 Stock Incentive Plan. No stock options have been granted to our non-employee directors since 2002.
Communications with Directors
     Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any Board committee, to the Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:
c/o Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, Texas 77024
     Any correspondence addressed to our Board, to any Board committee, to the Chairman of the Board, or to any one of the directors care of our offices are required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.

AUDIT COMMITTEE REPORT
     The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities relating to Group 1’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Group 1’s financial reports. The Audit Committee manages Group 1’s relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee. The Board of Directors, upon the recommendation of its Nominating/Governance Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.
     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis. The Board of Directors approved and adopted an updated Audit Committee Charter at a regularly scheduled meeting in November 2005. A copy of the revised Audit Committee Charter is attached as Appendix A to this Proxy Statement for your reference and is also posted on our Web site, www.group1auto.com.
     The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2005. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to our Company by Ernst & Young LLP is compatible with maintaining their independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Group 1’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
     Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,

J. Terry Strange (Chairman)
John L. Adams
Louis E. Lataif
Stephen D. Quinn
Audit and Other Fees
     Set forth below is a summary of certain fees paid to Ernst & Young LLP, our independent registered public accounting firm, for services related to the fiscal years ended December 31, 2004 and December 31, 2005. In determining the independence of Ernst & Young LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

	2004	2005
Audit Fees	$1,887,187	$1,752,524
Audit Related Fees	159,271	9,398
Tax Fees (1)	112,250	34,500
All Other Fees	—	—

(1)	Tax Fees in 2004 consisted of tax consulting in the amount of $5,300 and tax preparation and compliance in the amount of $106,950. Tax Fees in 2005 consisted of tax consulting in the amount of $4,500 and tax preparation and compliance in the amount of $30,000.

     Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent auditor to be able to form an opinion on our consolidated financial statements, as well as specific procedures performed by the external auditors in connection with their review of Group 1’s internal control structure in accordance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities.
     Audit Related Fees. Audit related fees consisted of amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of Group 1’s financial statements or that are traditionally performed by the independent auditor. Audit related services in 2005 primarily consisted of consultation related to management’s response to an SEC comment letter received in 2005. Audit related services in 2004 primarily consisted of consultations related to management’s documentation and assessment of Group 1’s internal controls over financial reporting as required by Group 1’s adoption of Section 404 of the Sarbanes Oxley Act of 2002.
     Tax Fees. Tax fees consisted of amounts incurred for tax compliance and tax consultation services provided.
     All Other Fees. No other fees were incurred during the periods presented.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence, and has determined such services for fiscal 2005 and 2004 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2004 and 2005.
     Ernst & Young LLP does not provide any internal audit services to Group 1. We use separate firms, Crowe Chizek and Company LLP and Dixon-Hughes PLLC, for internal audit services.
     In November 2003, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to Group 1 by its independent auditor. In accordance with this policy, the Audit Committee has given its annual approval for the provision of audit services by Ernst & Young LLP through May 31, 2006 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent auditor not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, will require special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

EXECUTIVE OFFICERS
     Except as described under the heading “Executive Compensation—Employment Agreements” below, our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by our Board of Directors at its first meeting following each annual meeting of stockholders. The following table sets forth certain information as of the date of this proxy statement regarding our executive officers:

Name	Age	Position
Earl J. Hesterberg	52	President and Chief Executive Officer
John C. Rickel	44	Senior Vice President and Chief Financial Officer
     Earl J. Hesterberg
     Mr. Hesterberg’s biographical information may be found on page 5 of this Proxy Statement.
     John C. Rickel
     Mr. Rickel was appointed Senior Vice President and Chief Financial Officer in December 2005. From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company. He most recently served as Controller, Ford Americas, where he was responsible for the financial management of Ford’s western hemisphere automotive operations. Immediately prior to that, he was Chief Financial Officer of Ford Europe, where he oversaw all accounting, financial planning, information services, tax and investor relations activities. From 2002 to 2004, Mr. Rickel was Chairman of the Board of Ford Russia, and a member of the Board and the Audit Committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned 41% by Ford.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
Background
     The executive compensation program is designed to attract, motivate and retain executives who are important to our long-term success. In this process, we want to align an executive’s compensation with Group 1’s attainment of business goals and an increase in stockholder value. To achieve this goal, we have established a pay-for-performance philosophy by using both short-term compensation plans and long-term incentive compensation plans that are dependent upon our performance. Our short-term compensation plans consist of base salary and our annual bonus plan, and our long-term incentive compensation plans include our stock incentive, employee stock purchase, deferred compensation, and 401(k) plans. The Compensation Committee reviews executive compensation and makes appropriate adjustments based on company performance, achievement of predetermined goals, and changes in an executive’s duties and responsibilities. The compensation of other Group 1 employees is based on a similar philosophy.
     In 2005, the Compensation Committee employed Pearl Meyer & Partners, a consulting firm experienced in executive compensation that has access to national compensation surveys and our financial records, to review each element of compensation to ensure that the total compensation delivered reflects company performance, while also retaining market competitiveness. Prior to 2005, Towers Perrin conducted our executive compensation reviews. During the review, in March 2005, the Compensation Committee confirmed that the executive compensation program met the targeted objectives, but determined it would be beneficial to have some portion of the bonus compensation tied to the achievement of goals specific to the individual or the function being performed.
     Base Salary. Our goal is to set base salaries for all executive officers at levels that are competitive with similar positions at other comparable companies. In order to achieve this goal, we generally seek to provide base salaries that fall in the 50th percentile of companies that are included in a compensation study previously prepared by Pearl Meyer. For purposes of this study, our peer group of companies includes all of our publicly-traded competitors in the new vehicle auto retailing industry, as well as several other public retail companies in the used vehicle and parts and service segments of the automotive industry. In addition to the peer group information included in the Pearl Meyer study, the Compensation Committee considered individual performance and the financial performance of Group 1 in setting base salaries. Executive salary levels have been and will continue to be based on market salary levels, individual performance and the financial performance of Group 1.
     Incentive Compensation Plan. In March 2005, the Compensation Committee approved the 2005 cash incentive compensation program for our executive officers and certain of our other employees. This program based the levels of potential bonus compensation payable for 2005 on the achievement of two separate sets of goals — objective, earnings-per-share targets and subjective, individual and departmental goals. Depending on the earnings per share target achieved, executive officers were eligible to earn bonuses up to 110% of their base compensation for 2005, dependent upon their position. Combined base salary and maximum achievable incentive compensation is generally targeted to fall in the 75th percentile of companies in the compensation study. This is in line with our philosophy that executive compensation above competitive levels should come primarily from the incentive portion of the compensation package when Group 1 is achieving its goals. Elements of this redesigned incentive compensation plan were also used to formulate the incentive compensation plans of Group 1’s other corporate level employees.
     During the third quarter of 2005, the Compensation Committee revised the earnings per share targets for the objective portion of the 2005 incentive compensation program to account for certain extraordinary events affecting the Company’s operations during the year. These events included Hurricanes Katrina and Rita, which significantly affected the Company’s operations in New Orleans and Beaumont, Texas, and the transition in the Company’s chief executive officer position, which resulted in significant one-time expenses associated with the departure of the Company’s former chief executive and the arrival of its new chief executive.

     In December 2005, the Compensation Committee approved the 2006 cash incentive program for our executive officers. Similar to 2005, a portion of 2006 bonuses will be paid based on the achievement of two separate sets of goals – earnings-per-share targets and individual and departmental goals.
     EPS Goals. Under the objective portion of the bonus program, bonuses are paid based on the achievement of specified levels of earnings per share, as adjusted in the Compensation Committee’s sole discretion for extraordinary or unusual items included in Group 1’s operating results. Depending on the earnings per share target achieved, our President and CEO could earn a bonus of up to 60% of his base salary for the period from April 21, 2006 to December 31, 2006. During 2006, Mr. Rickel may earn a bonus of up to 60% of his base salary, and Mr. Turner could earn a bonus of up to 60% of his base salary for the period during which he served as Executive Vice President.
     Individual and Departmental Goals. Under this portion of the bonus program, bonuses are paid based on the achievement of specified individual and/or departmental goals to be established by the Compensation Committee and management. If the goals applicable to such individual are satisfied, Mr. Rickel may earn a bonus of up to 40% of his base salary, and Mr. Hesterberg may earn a bonus of up to 40% of his base salary for the period from April 21, 2006 to December 31, 2006. Mr. Turner may earn a bonus of up to 40% of his base salary for the period during which he served as Executive Vice President.
     Under the terms of his employment agreement, Mr. Hesterberg’s total bonus for the 12 months ending April 20, 2007 is subject to a minimum guarantee of $510,000, of which $350,000 will be payable following the end of the Company’s 2006 fiscal year.
     Equity Incentive Plan. We have historically granted stock options to employees, including our executive officers, to align their long-term interests with those of our stockholders. In 2005, we examined the use of restricted stock and phantom stock units as alternatives for Group 1’s equity-based compensation program. The Committee determined that restricted and phantom stock awards had effects similar to those achieved with grants of stock options. In March 2005, the Compensation Committee approved awards of restricted stock or phantom stock units, at the recipient’s option. These awards were made in lieu of the awards that typically would have been made in November 2004 under the equity incentive plan. Aggregate awards of restricted stock and phantom stock units granted to our executive officers in 2005 totaled 178,000 shares and phantom units. In November 2005, the Compensation Committee approved the award of shares of restricted stock or phantom stock units to our executive officers. The amounts of the awards were determined by the Compensation Committee based on the recommendation of Pearl Meyer and the specific design of Group 1’s plan with respect to the types of awards granted, as well as individual performance and the financial performance of Group 1. The restrictions relating to the November 2005 awards lapse with respect to 40% of the award after two years and with respect to 20% of the award in each year thereafter. Any unvested restricted stock and any phantom stock units may not be sold or otherwise transferred. Unless otherwise provided by the Committee, in the event that the executive officer’s employment with Group 1 is terminated for any reason other than death or disability, such executive officer shall, for no consideration, forfeit to Group 1 all of his unvested shares of restricted stock or phantom stock units. All unvested restricted stock or phantom stock units held by an executive officer shall vest upon the death or disability of such executive officer. Vested phantom stock units shall be settled in shares of Group 1 common stock upon the applicable officer’s termination of employment with Group 1. The Compensation Committee believes awards of options, restricted stock or phantom stock units more completely align management’s interests with those of Group 1 and its stockholders, while increasing Group 1’s ability to retain key members of its executive management team.
     Employee Stock Purchase Plan. Generally, under this plan, all employees, including our executive officers, are offered the opportunity to purchase a limited amount of Group 1 common stock at a 15% discount to market. This is an additional equity incentive we offer to all of our employees to further promote the enhancement of stockholder value.
     Deferred Compensation Plan. Group 1’s deferred compensation plan is designed as a retention tool for executive officers, general managers and other key employees. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. Participants in the plan are allowed to defer receipt of a portion of their salary and/or bonus compensation. Officers may contribute up to 50% of base compensation and up to 100% of incentive compensation. Participants can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Compensation Committee at 10.0% for both 2005 and 2006. Group 1 has complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of Group 1 to the participants.

     401(k) Plan. Group 1 has a defined contribution profit sharing plan designed to assist eligible officers and employees of Group 1 in providing for their retirement. Group 1 matches the contributions of its employees to the plan, up to a maximum of three percent of eligible compensation, or $6,300 for 2005 and $6,600 for 2006. Matching contributions may be in the form of cash or shares of Group 1 common stock or a combination of both, as determined by the Compensation Committee. To date, all Group 1 matches have been in cash for all employees.
     Vehicle Allowance. Our executive officers and their spouses are provided a vehicle, or the economic equivalent.
Chief Executive Officer Compensation
     As described above, our executive compensation philosophy is based on providing competitive base salaries with incentive compensation programs. The compensation of our Chief Executive Officer is consistent with this philosophy. The following discussion summarizes the compensation of Mr. Hesterberg, our President and Chief Executive Officer, for 2005.
     Base Salary. Mr. Hesterberg’s base salary was $1,000,000 during 2005. The base salary portion of Mr. Hesterberg’s compensation was targeted to approximate the 50th percentile of salaries paid to chief executive officers by peer group companies in the compensation study by Pearl Meyer.
     Incentive Compensation Plan. Pursuant to the terms of his employment agreement, Mr. Hesterberg did not participate in our 2005 incentive compensation plan, but is instead entitled to a bonus of $1,000,000 on April 21, 2006, the one year anniversary of his start date, if he is then employed by Group 1. In addition, Mr. Hesterberg received a one-time signing bonus of $1,000,000 during 2005. During the course of its discussions regarding Mr. Hesterberg’s employment agreement and his compensation, the Compensation Committee determined that the incentive compensation ultimately agreed to with Mr. Hesterberg was appropriate for an executive of Mr. Hesterberg’s experience and capabilities in light of the compensation paid to executives in similar positions at companies similar to Group 1, and necessary to secure Mr. Hesterberg’s services. The Compensation Committee also determined that it was appropriate to fix the level of Mr. Hesterberg’s near term compensation to allow him the freedom to take necessary, but potentially disruptive, actions in the early stages of his tenure as President and Chief Executive Officer.
     Equity Incentive Plan. Mr. Hesterberg was granted 70,000 shares of restricted stock in connection with his hiring. Such shares of restricted stock will vest as follows: (i) 20,000 shares will vest on April 21, 2007, (ii) 10,000 shares will vest on April 21, 2008, (iii) 10,000 shares will vest on April 21, 2009, and (iv) 30,000 shares will vest on April 21, 2010. Any unvested restricted stock and any phantom stock units may not be sold or otherwise transferred. The Committee determined that this amount of incentive compensation was necessary to properly align Mr. Hesterberg’s interests with those of the Company’s stockholders and designed the vesting of such award to secure Mr. Hesterberg’s long-term commitment to the Company.
     Deferred Compensation Plan. Mr. Hesterberg participated in the Group 1 Automotive, Inc. Deferred Compensation Plan during 2005, deferring $200,000 of his sign-on bonus. Mr. Hesterberg did not defer any of his base salary in 2005. In 2005, Mr. Hesterberg selected the 10.0% declared interest rate investment option for all of his deferrals under the plan. Since the average federal interest rate during 2005 was 5.64%, Mr. Hesterberg earned $5,240 in above-market interest during 2005 on the aggregate amount deferred under this plan. As of December 31, 2005, Mr. Hesterberg had an accumulated balance of $212,019 under the Deferred Compensation Plan.
Former Chief Executive Officer Compensation
     The following discussion summarizes the compensation of Mr. Hollingsworth, our former Chairman, President and Chief Executive Officer, for 2005. Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer on April 9, 2005. Following his resignation as a director, Mr. Hollingsworth entered into a Separation Agreement and General Release, effective May 9, 2005.
     Base Salary. Mr. Hollingsworth’s base salary was $760,000 during 2005. The base salary portion of Mr. Hollingsworth’s compensation was targeted to approximate the 50th percentile of salaries paid to chief executive officers by peer group companies in the compensation study by Towers Perrin.

     Incentive Compensation Plan. Pursuant to the terms of Mr. Hollingsworth’s Separation Agreement, Mr. Hollingsworth was eligible for one-third of the annual bonus he would have received under the Company’s 2005 bonus plan, up to a maximum of $380,000. In February 2006, Mr. Hollingsworth was paid $253,333 pursuant to the terms of such Agreement.
     Equity Incentive Plan. In March 2005, the Compensation Committee approved an award of 50,000 shares of restricted stock. Pursuant to the terms of Mr. Hollingsworth’s Separation Agreement, on March 14, 2006, 12,500 shares of the 50,000 shares of restricted stock granted to Mr. Hollingsworth in March 2005 became fully vested. Mr. Hollingsworth forfeited the remaining 37,500 shares of restricted stock in accordance with the terms of his Restricted Stock Agreement.
     Deferred Compensation Plan. Mr. Hollingsworth did not defer any of his base salary in 2005. In 2005, Mr. Hollingsworth selected the 10.0% declared interest rate investment option for all of his deferrals under the plan. Since the average federal interest rate during 2005 was 5.64%, Mr. Hollingsworth earned $160,920 in above-market interest during 2005 on the aggregate amount deferred in all prior periods under this plan. In November 2005, Mr. Hollingsworth received a distribution of $581,290 from his deferred compensation account. Mr. Hollingsworth has elected to receive an annual distribution of $581,290 through November 2015. As of December 31, 2005, Mr. Hollingsworth had an accumulated balance of $3,403,852 under the Deferred Compensation Plan.
     Tax Deductions for Compensation. In conducting the programs applicable to executives, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders. Based on current interpretive authority, our ability to deduct compensation expense generated in connection with the exercise of options granted under our stock incentive plan should not be limited by Section 162(m). Group 1’s stock incentive plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the stock incentive plan, then the compensation expense relating to such an award should be deductible by Group 1 if the restricted stock award becomes vested. However, compensation expense deductions relating to a restricted stock award will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in such award (such as vesting based upon continued employment with Group 1 or upon a change of control). Phantom stock awards under our stock incentive plan do not qualify as performance-based compensation under Section 162(m) and, therefore, are subject to the deduction limit. The restricted stock and the phantom stock units granted to our chief executive officer and our other executive officers in 2005, each of which are subject to vesting based on continued employment with Group 1, will be subject to the Section 162(m) deduction limitation. In addition, the portion of total salary and bonus compensation that exceeds one million dollars for each of our Chief Executive Officer and our other executive officers does not so qualify and is subject to the limitation on deductibility under Section 162(m). As a result, we have in the past and may from time to time in the future, pay compensation to our executive officers that is not deductible.
     Respectfully submitted by the Compensation Committee of the Board of Directors of Group 1,
Max P. Watson, Jr. (Chairman)
John L. Adams
Louis E. Lataif
J. Terry Strange

     The following table sets forth information for 2005, 2004 and 2003 regarding compensation of our Chief Executive Officer, our former Chief Executive Officer and our other most highly compensated executive officers during 2005 (the “named executive officers”).

		SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
				Other	Restricted		Securities
				Annual	Stock		Underlying		All Other
Name and Principal Position	Year	Salary (1)	Bonus (1)	Compensation	Awards (2)		Options (3)		Compensation
Earl J. Hesterberg (4)	2005	$693,590	$1,000,000	$177,083 (5)	$1,841,700	(6)	—		$9,703	(7)
President & Chief Executive Officer	2004	—	—	—	—		—		—
	2003	—	—	—	—		—		—

John C. Rickel (8)	2005	12,981	150,000	—	—		—		—
Senior Vice President	2004	—	—	—	—		—		—
& Chief Financial Officer	2003	—	—	—	—		—		—

John T. Turner (9)	2005	500,000	500,000	—	918,390	(10)	—		80,507	(11)
Executive Vice President	2004	473,750	—	—	—		—		65,500	(12)
	2003	443,750	660,000	—	—		—		63,208	(13)

B.B. Hollingsworth, Jr. (14)	2005	679,179	253,333	—	1,391,500	(15)	—		307,109	(16)
Former Chairman, President	2004	725,000	—	—	—		—		258,388	(17)
& Chief Executive Officer	2003	667,500	990,000	—	—		—		231,738	(18)

Robert T. Ray (19)	2005	365,000	313,900	—	278,300	(20)	—		183,550
Former Senior Vice President,	2004	220,625	245,000	—	—		50,000	(21)	600
Chief Financial Officer and Treasurer	2003	—	—	—	—		—		—

Joseph C. Herman (22)	2005	365,000	365,000	—	427,700	(23)	—		8,019
Former Senior Vice President,	2004	235,208	245,000	101,319	—		30,000		456
Operations	2003	—	—	—	—		—		—

(1)	Includes amounts deferred under the Group 1 Automotive, Inc. Deferred Compensation Plan.

(2)	Value of restricted stock reflects the number of shares of restricted stock multiplied by the closing market price on the date of the grant. Quarterly dividends, if authorized by Group 1’s Board of Directors, are paid to holders of restricted stock.

(3)	Denotes shares of common stock that may be purchased upon exercise of options awarded pursuant to the Group 1 Automotive, Inc. 1996 Stock Incentive Plan. All options have been granted at an exercise price of 100% of the fair market value of the common stock on the date of grant.

(4)	Mr. Hesterberg joined Group 1 on April 9, 2005 and received a sign-on bonus of $1,000,000.

(5)	Includes $9,116 vehicle allowance and relocation expenses of $167,967 paid by Group 1.

(6)	On April 21, 2005, Mr. Hesterberg was granted 70,000 shares of restricted stock, of which 20,000 shares will vest on April 21, 2007, 10,000 shares will vest on April 21, 2008, 10,000 shares will vest on April 21, 2009 and 30,000 shares will vest on April 21, 2010.

(7)	Includes $5,240 in above-market interest on amounts deferred under the deferred compensation program and 401(k) employer matching contribution of $4,463.

(8)	Mr. Rickel joined Group 1 effective December 20, 2005 and received a sign-on bonus of $150,000. He received an award of restricted stock in February 2006.

(9)	Mr. Turner resigned as Executive Vice President effective April 12, 2006, but remains an employee of the Company.

(10)	Mr. Turner was granted 33,000 shares of restricted stock on March 14, 2005, of which 16,500 shares vested on March 14, 2006 and 16,500 shares will vest on March 14, 2007.

(11)	Includes $74,444 in above-market interest on amounts deferred under the deferred compensation program and 401(k) employer matching contribution of $6,063.

(12)	Includes $59,350 in above-market interest on amounts deferred under the deferred compensation program and 401(k) employer matching contribution of $6,150.

(13)	Includes $57,208 in above-market interest on amounts deferred under the deferred compensation program and 401(k) employer matching contribution of $6,000.

(14)	Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer on April 9, 2005.

(15)	Mr. Hollingsworth was granted 50,000 shares of restricted stock on March 14, 2005, of which 12,500 shares vested on March 14, 2006. Pursuant to the terms of the Separation Agreement and General Release, Mr. Hollingsworth forfeited the remaining 37,500 shares of restricted stock.

(16)	In 2002, Group 1 entered into an agreement with a trust established by Mr. Hollingsworth and his wife (the “Split-Dollar Agreement”). Under the Split-Dollar Agreement, Group 1 committed to make advances of a portion of the insurance premiums on a life insurance policy on the joint lives of Mr. and Mrs. Hollingsworth purchased by the trust. Premiums to be paid by Group 1 are approximately $300,000 per year. Includes the dollar value ($140,139), as calculated in accordance with SEC rules, attributable to the $300,000 premium payment made by Group 1 in 2005 under the Split-Dollar Agreement, and $160,920 in above-market interest on amounts deferred under the deferred compensation program. Also includes 401(k) employer matching contribution of $6,050.

(17)	Includes the dollar value ($124,092) as calculated in accordance with SEC rules attributable to the $299,565 premium payment made by Group 1 in 2004 under the Split-Dollar Agreement, and $128,146 in above-market interest on amounts deferred under the deferred compensation program. Also includes 401(k) employer matching contribution of $6,150.

(18)	Includes the dollar value ($124,145) as calculated in accordance with SEC rules attributable to the $299,644 premium payment made by Group 1 in 2003 under the Split-Dollar Agreement, but deferred until 2004 due to the uncertainty surrounding the applicability of the Sarbanes-Oxley Act to split-dollar life insurance arrangements. Also includes $101,593 in above-market interest on amounts deferred under the deferred compensation program and 401(k) employer matching contribution of $6,000.

(19)	Mr. Ray resigned from Group 1 effective December 15, 2005. Included in All Other Compensation for 2005 is a 401(k) employer matching contribution of $1,050 and a severance payment in the amount of $182,500. In 2005, Mr. Ray received a bonus payment of $313,900 pursuant to the terms of his severance agreement. In 2004, Mr. Ray received a sign-on bonus in the amount of $245,000, which was paid in 2005. Included in All Other Compensation for 2004 is a 401(k) employer matching contribution of $600.

(20)	Mr. Ray was granted 10,000 shares of restricted stock on March 14, 2005. Pursuant to the terms of his Restricted Stock Agreement, Mr. Ray forfeited the shares of restricted stock upon his resignation.

(21)	Upon his resignation, Mr. Ray forfeited his grant of stock options.

(22)	Mr. Herman resigned as Senior Vice President, Operations effective December 31, 2005. Mr. Herman accepted a position as Regional Vice President, Southeast Region effective January 1, 2006. Included in All Other Compensation for 2005 is $1,719 in above-market interest on amounts deferred under the deferred compensation program and a 401(k) employer matching contribution of $6,300. Included in All Other Compensation for 2004 is a 401(k) employer matching contribution of $456. In 2004, Mr. Herman received a taxable relocation payment in the amount of $101,319, and a sign-on bonus of $245,000 which was paid in 2005.

(23)	Mr. Herman received restricted stock awards of 10,000 shares on March 14, 2005, and 5,000 shares on November 16, 2005. The awards vest 40% on the second anniversary of the grant date and thereafter in 20% increments annually.
Stock Options Granted in 2005
     There were no stock options granted during 2005.

Aggregate Stock Option Exercises and Fiscal Year-End Values
     The following table contains certain information concerning the value of options exercised during 2005 and the value of unexercised options at December 31, 2005.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-The-Money Options at
	On	Value	Options at December 31, 2005		December 31, 2005 (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Earl J. Hesterberg	—	—	—	—	—
John C. Rickel	—	—	—	—	—	—
John T. Turner (3)	—	—	308,885	—	$5,044,009	—
B.B. Hollingsworth, Jr. (4)	459,340	$5,344,564	—	—	—	—
Robert T. Ray (5)	—	—	—	—	—	—
Joseph C. Herman (6)	—	—	—	30,000	—	$43,200

(1)	The value realized upon the exercise of a stock option is equal to the difference between the average of the high and low prices of the common stock on the New York Stock Exchange on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2)	The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the common stock on the New York Stock Exchange on December 31, 2005 ($31.38) and the per share exercise price of the stock option.

(3)	Mr. Turner resigned as Executive Vice President effective April 12, 2006, but remains an employee of the Company.

(4)	Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer effective April 9, 2005.

(5)	Mr. Ray resigned as Senior Vice President, Chief Financial Officer and Treasurer effective December 15, 2005.

(6)	Mr. Herman resigned as Senior Vice President, Operations effective December 31, 2005. Mr. Herman accepted a position as Regional Vice President, Southeast Region effective January 1, 2006.

     The following table sets forth the total compensation of our named executive officers during 2005 from all Company sources.
TOTAL COMPENSATION TABLE

Type of Compensation	Hesterberg		Rickel		Turner (1)	Hollingsworth (2)		Ray (3)		Herman (4)
Compensation	$693,589.80		$12,981.00		$500,000.00	$679,179.00		$365,000.00		$365,000.00

Sign-on Bonus	1,000,000.00	(5)	150,000.00	(5)	—	—		245,000.00	(6)	245,000.00	(6)

Restricted Stock	1,841,700.00		—		918,390.00	1,391,500.00	(7)	278,300.00	(8)	427,700.00

Vehicle	9,115.52		—		19,374.96	33,609.95		22,528.17		24,010.44

Deferred Comp Earnings	12,019.40		—		170,742.19	369,082.90	(9)	—		3,941.85

401(k) Match	4,462.50		—		6,062.51	6,050.00		1,040.03		6,300.00

Severance	—		—		—	—		182,500.00		—

Unused Vacation Pay	—		—		—	—		11,230.77		—

Split Dollar Life	—		—		—	140,139.00	(10)	—		—

Club Memberships	—		—		—	2,149.85		—		—

Relocation Expense	167,967.00		12,353.00		—	—		—		910.00

2005 Bonus Paid in 2006	—		—		500,000.00	253,333.00		313,900.00	(11)	365,000.00

Total Compensation (12)	$3,728,854.22		$175,334.00		$2,114,569.66	$2,875,043.70		$1,419,498.97		$1,437,862.29

(1)	Mr. Turner resigned as Executive Vice President effective April 12, 2006, but remains an employee of the Company.

(2)	Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer effective April 9, 2005.

(3)	Mr. Ray resigned as Senior Vice President, Chief Financial Officer and Treasurer effective December 15, 2005.

(4)	Mr. Herman resigned as Senior Vice President, Operations effective December 31, 2005. Mr. Herman accepted a position as Regional Vice President, Southeast Region effective January 1, 2006.

(5)	2005 sign-on bonus.

(6)	2004 sign-on bonus paid in 2005.

(7)	Restricted stock in the amount of $1,043,625 (37,500 shares) was forfeited pursuant to the terms of Mr. Hollingsworth’s Separation Agreement and General Release.

(8)	All restricted stock was forfeited in December 2005.

(9)	Beginning in November 2005, Mr. Hollingsworth will receive an annual distribution of $581,289.88 from his Deferred Compensation Plan Account.

(10)	Represents the benefit to Mr. Hollingsworth in connection with the $299,444 premium paid by Group 1.

(11)	Mr. Ray’s bonus was paid on December 15, 2005 in connection with his resignation.

(12)	Does not include options exercised by Mr. Hollingsworth valued at $5,344,564. None of the other named executive officers exercised stock options in 2005.

Employment Agreements
     Group 1 entered into an employment agreement with Mr. Hesterberg on April 9, 2005, in which it agreed, subject to the terms and conditions of the employment agreement, to employ Mr. Hesterberg through April 20, 2010. Mr. Hesterberg’s current annual base salary under the employment agreement is $1,000,000. The base salary may be increased from time to time by Group 1. The base salary may not be reduced during the first 12 months of the term of the employment agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers of Group 1.
     Under the employment agreement, Mr. Hesterberg received a signing bonus of $1,000,000. In addition, in lieu of participation in Group 1’s 2005 annual incentive compensation program, Mr. Hesterberg will be entitled to a bonus of $1,000,000 on April 21, 2006 if he is then employed by Group 1. Mr. Hesterberg’s bonus for the twelve months ending April 21, 2007 under Group 1’s annual incentive compensation program will be at least $510,000, of which $350,000 will be payable following the end of Group 1’s 2006 fiscal year and the remainder of which will be payable following Group 1’s 2007 fiscal year. All subsequent bonus awards will be determined by the Compensation Committee of the Board of Directors of Group 1 in its sole discretion in accordance with the terms of Group 1’s annual incentive compensation program.
     Mr. Hesterberg is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Hesterberg has the use of two “demonstrator vehicles” of his choice. In connection with Mr. Hesterberg’s relocation to Houston, Texas, Group 1 paid relocation expenses in the amount of $167,967.
     Pursuant to the employment agreement, effective April 21, 2005, Group 1 granted Mr. Hesterberg 70,000 shares of restricted stock in accordance with the terms and conditions of the Group 1 1996 Stock Incentive Plan. Such shares of restricted stock will vest as follows: (i) 20,000 shares will vest on April 21, 2007, (ii) 10,000 shares will vest on April 21, 2008, (iii) 10,000 shares will vest on April 21, 2009, and (iv) 30,000 shares will vest on April 21, 2010.
     In the event of an “involuntary termination” of Mr. Hesterberg’s employment, Mr. Hesterberg will be entitled to continue to receive his base salary for the lesser of two years and the remainder of the term of the employment agreement, but he will not be entitled to any bonus for the calendar year in which his employment is terminated. In addition, upon an involuntary termination, all restricted stock and stock options will become 100% vested and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of the employment agreement. An “involuntary termination” includes:
•	termination of Mr. Hesterberg by Group 1 without cause (as defined in the employment agreement);

•	a material breach of Mr. Hesterberg’s employment agreement by Group 1;

•	the relocation of Mr. Hesterberg by more than 50 miles;

•	a material diminution in his position, duties or authority; or

•	a reduction in his base salary within six months after the dissolution, merger, sale of substantially all of the assets or certain other Corporate Changes (as defined in the employment agreement) of Group 1.
     Upon Mr. Hesterberg’s death or long-term disability, his restricted stock and stock options (if any) will become 100% vested. We are not obligated to pay any amounts to Mr. Hesterberg other than his pro rata base salary through the date of his termination upon:
•	voluntary termination of employment by Mr. Hesterberg;

•	termination of employment by us for cause (as defined in the employment agreement);

•	the death of Mr. Hesterberg; or

•	the long-term disability of Mr. Hesterberg.

     Under the employment agreement, if any payment made by Group 1 to or for the benefit of Mr. Hesterberg would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, Group 1 is required to pay Mr. Hesterberg an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes.
     For a period of two years after the termination of his employment with Group 1, Mr. Hesterberg has agreed not to compete with Group 1 and not to induce any employee of Group 1 to leave his or her employment with Group 1 or hire any employee of Group 1.
     On May 9, 2005 and in connection with the resignation by Mr. Hollingsworth as Chairman, President and Chief Executive Officer and as a director of Group 1 Automotive, Inc., the Company and Mr. Hollingsworth entered into a Separation Agreement and General Release. The separation agreement supplements and amends the Employment Agreement dated March 1, 2002 (which was amended by the First Amendment to Employment Agreement dated May 21, 2003) between Mr. Hollingsworth and the Company.
     Under the separation agreement, the Company retained Mr. Hollingsworth as an independent consultant from the effective date through March 31, 2006. The terms of Mr. Hollingsworth’s employment agreement, as modified to the extent described below, applied through the end of the consulting term at which time the employment agreement terminated.
     For his consulting services, the Company paid Mr. Hollingsworth a total of $100,000 over the consulting term. In addition, the Company continued to pay Mr. Hollingsworth his current monthly salary amount under his employment agreement through November 2, 2005. The Company is required to continue to make payments on the Split-Dollar Life Insurance policy on Mr. Hollingsworth’s life until December 31, 2008. Additionally, Mr. Hollingsworth’s existing medical coverage was continued by the Company and Mr. Hollingsworth was entitled to use the demonstrator vehicles then provided to him by the Company through the consulting term. In February 2006, Mr. Hollingsworth was paid a bonus for 2005 of $253,333.
     On March 14, 2006, 12,500 shares of the 50,000 shares of restricted stock granted to Mr. Hollingsworth in March 2005 became fully vested. The remaining 37,500 shares of restricted stock were forfeited to the Company.
     Mr. Hollingsworth was not a participant in the Company’s 401(k) or Employee Stock Purchase Plans after the effective date of the separation agreement. During the consulting term, Mr. Hollingsworth was eligible to participate in the Deferred Compensation Plan, but not entitled to receive employer deferrals after the effective date. Any vested interest held by Mr. Hollingsworth in the Company’s 401(k), Employee Stock Purchase Plan and Deferred Compensation Plan will be distributed in accordance with the terms of such plans.
     The confidentiality provisions contained in Mr. Hollingsworth’s employment agreement will continue for the periods set forth in the employment agreement. Mr. Hollingsworth has agreed not to compete with Group 1 for a period of two years after termination of his employment and not to induce any employee of Group 1 to leave his or her employment with Group 1 or hire any employee of Group 1 for a period of three years after termination of his employment. In addition, each of Mr. Hollingsworth and the Company entered into customary releases.
     Under the terms of the employment agreement, if any payment made by us to or for the benefit of Mr. Hollingsworth would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, we are required to pay Mr. Hollingsworth an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes.
     Mr. Turner entered into an employment agreement with us dated November 3, 1997. His agreement expired on November 2, 2002. The employment agreement provided that, unless terminated or not renewed by us or Mr. Turner, the term of his employment would continue on a month-to-month basis unless terminated at any time by either us or him, with or without cause, upon 30 days’ notice. Mr. Turner resigned as Executive Vice President effective April 12, 2006, but will remain an employee of the Company. Under the terms of his employment agreement, Mr. Turner is generally prohibited from competing or assisting others to compete with Group 1 during the period of employment and for a period of three years after termination of employment and from inducing any other employee to terminate employment with Group 1 during the period of employment and for a period of five years after termination of employment. Immediately prior to his resignation as Executive Vice President, Mr. Turner’s annual base salary was $500,000. Mr. Turner’s participation in bonus plans will be governed by the incentive compensation plans adopted by the Compensation Committee of the Board applicable to executive officers. Mr. Turner is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees.
     On December 5, 2005, Robert T. Ray resigned as Senior Vice President, Chief Financial Officer and Treasurer of Group 1. In connection with his resignation, Mr. Ray and Group 1 entered into a Severance Agreement. Under the terms of the severance agreement, the Company agreed to make a lump sum payment of $496,400 on the separation date, less customary and required withholdings, representing a severance payment equal to six months base salary and the payment of a bonus for 2005. In addition, the Company agreed to provide, at the Company’s expense, outplacement assistance to Mr. Ray for a period of time to be mutually agreed upon by the Company and Mr. Ray, as well as the use of a demonstrator vehicle until February 28, 2006. The severance agreement also provided that Mr. Ray would keep certain personal communications and computer equipment provided by the Company and contains mutual releases by Mr. Ray and the Company.
     Joseph C. Herman resigned his position as Senior Vice President, Operations effective December 31, 2005. Mr. Herman accepted the position of Regional Vice President, Southeast Region effective January 1, 2006.
     Please refer to the Compensation Committee’s Report on Executive Compensation for an additional discussion of executive compensation.

PERFORMANCE GRAPH
     The following stock performance graph compares the performance of Group 1’s common stock to the S&P 500 Index and to a peer group for Group 1’s last five fiscal years. The members of the peer group are Asbury Automotive Group, Inc., AutoNation, Inc., Lithia Motors, Inc., Sonic Automotive, Inc. and United Auto Group, Inc. The source for the information contained in this table is Zack’s Investment Research, Inc.
     The returns of each member of the peer group are weighted according to each member’s stock market capitalization as of the beginning of each period measured. The graph assumes that the value of the investment in our common stock, the S&P 500 Index and the peer group was $100 on the last trading day of December 2000, and that all dividends were reinvested. Performance data for Group 1, the S&P 500 Index and for the peer group is provided as of the last trading day of each of our last five fiscal years.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
ASSUMES INITIAL INVESTMENT OF $100
*TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

	Group 1
Measurement Date	Automotive, Inc.	S&P 500	Peer Group
12/00	$100.00	$100.00	$100.00
12/01	304.12	88.12	226.59
12/02	254.75	68.64	201.41
12/03	386.00	88.32	322.88
12/04	335.98	97.92	329.20
12/05	335.22	100.86	375.66

STOCK OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers, our current directors and executive officers as a group, and any 5% stockholders. Except as otherwise indicated, all information is as of March 31, 2006.

				Percent
	Aggregate Number		Acquirable within 60	of Class
Name and Address of Beneficial Owner (1)	of Shares Owned (2)		Days (3)	Outstanding(4)
Earl J. Hesterberg	80,683		—	*
John C. Rickel	16,500		—	*
John T. Turner (5)	31,197		—	*
John L. Adams	30,247		3,000	*
Robert E. Howard II	1,751,898	(6)	—	7.1%
Louis E. Lataif	4,247		—	*
Stephen D. Quinn	7,247		10,000	*
J. Terry Strange	4,247		6,666	*
Max P. Watson, Jr.	14,247		16,000	*
B.B. Hollingsworth, Jr.	82,808		—	*
Robert T. Ray	1,259		—	*
Joseph C. Herman	16,182		12,000	*
Barclays Global Investors, N.A. 45 Fremont Street, 18th Floor San Francisco, CA 94105	2,907,232	(7)	—	11.9
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,076,851	(8)	—	8.5
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,574,000	(9)	—	10.5
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	2,171,089	(10)	—	8.9
All directors and executive officers as a group (9 persons)	1,940,513		35,666	8.0%

*	Represents less than 1% of the outstanding common stock

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 950 Echo Lane, Suite 100, Houston, Texas 77024.

(2)	Reflects the number of shares beneficially held by the named person as of March 31, 2006.

(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of March 31, 2006, or within 60 days after March 31, 2006, under our stock option plan.

(4)	Based on the number of shares owned and acquirable within 60 days at March 31, 2006.

(5)	Mr. Turner resigned as Executive Vice President effective April 12, 2006, but remains an employee of the Company.

(6)	Includes 666,000 shares held by Howard Investments, L.L.C., 3,766 shares held by Automotive Holdings-Texas, LP and 64,000 shares held by Texas Automotive Holdings, LP, all of which are controlled by Mr. Howard.

(7)	As reported on Schedule 13G as of December 31, 2005 and filed with the Securities and Exchange Commission on

January 26, 2006, Barclays Global Investors, N.A., and related persons, are the beneficial owners of 2,907,232 shares and have sole voting power as to 2,678,942 shares and sole dispositive power as to 2,907,232 of the shares. Barclays Global Investors, N.A. has sole voting power as to 2,151,662 shares and sole dispositive power as to 2,377,117 shares. Barclays Global Fund Advisors has sole voting power as to 527,280 shares and sole dispositive power as to 530,115 of the shares. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(8)	Dimensional Fund Advisors Inc. serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported are owned by advisory clients of Dimensional Fund Advisors Inc., not one of which, to the knowledge of Dimensional Fund Advisors, Inc., owns more than 5% of the class. In its role as investment advisor or manager, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to 2,076,851 shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares, as reported on Schedule 13G as of December 31, 2005 and filed with the Securities and Exchange Commission on February 6, 2006.

(9)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 2,574,000 shares and acts as investment adviser to various investment companies (the “Funds”). The interest of Fidelity Low Priced Stock Fund, an investment company, amounted to 2,261,100 shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the Funds, each have sole dispositive power as to 2,574,000 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Such information was reported on Schedule 13G as of December 31, 2005 and filed with the Securities and Exchange Commission on February 14, 2006 by FMR Corp.

(10)	Wachovia Corporation as the parent holding company or control person for J.L. Kaplan Associates, LLC, Evergreen Investment Management Company and Wachovia Securities, LLC, all investment advisors, and Wachovia Bank, N.A., a bank, beneficially owns 2,171,089 shares, 2,168,594 shares for which it has sole voting power, 2,160,001 shares for which it has sole dispositive power and 788 shares for which it has shared dispositive power, as reported on Schedule 13G as of December 31, 2005 and filed with the Securities and Exchange Commission on February 10, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers, directors and any person who owns more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2005, all filing requirements were met.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information regarding equity compensation plans as of December 31, 2005.

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation
	issued upon exercise of	Weighted-average exercise	plans (excluding
	outstanding options,	price of outstanding options,	securities reflected in
	warrants and rights	warrants and rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	1,314,560	$23.43	1,504,788	*

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,314,560	$23.43	1,504,788

*	Includes 257,967 shares available under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Max P. Watson, Jr., one of our directors and the Chairman of our Compensation Committee, is the brother of John S. Watson, who, although not an employee of Group 1 served as our Corporate Secretary until his resignation in March 2005. In addition, John Watson, who is a former partner of Vinson & Elkins L.L.P., had been engaged to provide services from time to time to Group 1. After careful review, the Board of Directors determined that such relationship, when it existed, was not material to the independence of Max Watson and that Mr. Watson is independent under the rules of the New York Stock Exchange. During the three months ended March 31, 2005, we paid John Watson approximately $21,000 in fees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Set forth below is a description of certain transactions entered into between our company and our executive officers, directors and 5% stockholders.
Leases
     We generally seek to enter into lease agreements permitting us to maintain control of the leased facilities for up to 30 years. The lease agreements are typically nonrenewable at our option at various times during the lease term. We lease our facilities at what are believed to be market terms. Pursuant to the terms of the lease agreements, we are generally required to pay all applicable property taxes, maintain adequate insurance and, if necessary, perform certain repairs as provided in the leases. In the event of loss, we may be required to use our insurance proceeds to repair or replace the leased buildings.
     North Broadway Real Estate, an Oklahoma limited liability company owned 50% by Mr. Howard and 50% by an unrelated third party, leases to us the real estate and facilities of one of our collision repair centers. This lease provides for a monthly rental rate of $13,300 and expires on March 31, 2007. The lease provides for one renewal term of five years with six months prior written notification.
     REHCO East, L.L.C., an Oklahoma limited liability company owned 90% by Mr. Howard and 10% by an unrelated third party, leases to us the property used by South Pointe Chevrolet-Hummer as an automobile dealership in Tulsa, Oklahoma. The lease relating to this property provides for monthly rental payments of $90,000 and expires on

December 31, 2032. We can terminate this lease on December 31, 2017, December 31, 2022 and December 31, 2027, with six months prior written notification.
     Bob Howard Pontiac-GMC, one of our subsidiaries, leases two properties owned by Mr. Howard and used by Bob Howard Pontiac-GMC and Bob Howard Dodge Chrysler Jeep as automobile dealerships in Oklahoma City, Oklahoma. These leases provide for monthly rental payments of $91,195 and expire on December 31, 2027. We can terminate these leases on December 31, 2007, December 31, 2012, December 31, 2017 and December 31, 2022, with six months prior written notification.
     Bob Howard Chevrolet, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Chevrolet as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $51,507 and expires on December 31, 2027. We can terminate this lease on December 31, 2007, December 31, 2012, December 31, 2017 and December 31, 2022 with six months prior written notification.
     Bob Howard Toyota, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Toyota as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $35,577 and expires on December 31, 2027. We can terminate this lease on December 31, 2007, December 31, 2012, December 31, 2017 and December 31, 2022, with six months prior written notification.
     Bob Howard Honda Acura, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Honda Acura as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $44,376 and expires on December 31, 2027. We can terminate this lease on December 31, 2017 and December 31, 2022, with six months prior written notification.
     In connection with our planned relocation of Bob Howard Toyota, we have entered into a lease with REHCO, LLC, an Oklahoma limited liability company, owned by Mr. Howard. The lease relating to this property provides for monthly rental payments of $20,265 during the construction period. This monthly rental rate represents rent on the land. Upon completion of construction, the facility will be sold to Mr. Howard at our construction cost and the monthly rental rate under the lease will be adjusted accordingly. This lease expires on May 31, 2035 and allows for early termination on May 31, 2020, May 31, 2025 and May 31, 2030, with six months prior written notification.
     Total lease payments from Group 1 to Mr. Howard during 2005 were $4,012,265.
Registration Agreement
     During 2001, Mr. Howard entered into a registration agreement with us. Under the agreement, we included 700,000 shares of Group 1 common stock owned by Mr. Howard in a registration statement that we were filing for our benefit, in return for Mr. Howard’s agreement not to sell any shares of Group 1 common stock owned by him, except for shares of common stock sold pursuant to the registration statement, until the earlier of (i) the first business day immediately following the consummation of the sale of all his shares of common stock covered by the registration statement or (ii) the first business day immediately following the termination of the registration agreement by Mr. Howard or us. The registration agreement allows us to defer the sale by Mr. Howard of any shares of common stock covered by this registration statement under certain circumstances. We agreed to pay all expenses incurred in connection with the registration statement, other than expenses directly attributable to the inclusion of Mr. Howard’s shares of our common stock in the registration statement. In addition, Mr. Howard agreed to pay any underwriters’ discounts and commissions applicable to his shares of common stock covered by the registration statement as well as the costs for experts or professionals, including counsel, employed by Mr. Howard or on his behalf in connection with the registration of his shares under the registration agreement. We have agreed to indemnify Mr. Howard for liabilities arising under the Securities Act with respect to any offering of his shares under the registration statement, other than liabilities arising from information furnished by Mr. Howard. Mr. Howard has agreed to indemnify us for liabilities arising under the Securities Act with respect to any such offering as a result of information furnished by him. As of March 31, 2006, Mr. Howard has sold 400,000 of the 700,000 shares covered by the registration agreement.

Pending Transaction
     On March 10, 2005, the Board of Directors of Group 1 waived the applicability of Group 1’s conflict of interest policy set forth in its Code of Conduct in respect of a proposed transaction between Mr. Howard and Group 1. The proposed transaction involves the construction by Group 1 of a Toyota dealership on a portion of a 12 acre parcel of land owned by Mr. Howard adjacent to Group 1’s Bob Howard Automall, which dealership facilities are leased by Group 1 from Mr. Howard. The Toyota facility, on which construction is expected to commence in 2006, would be built to suit Group 1’s specifications. Upon completion of construction, the facility would be sold to Mr. Howard at our construction cost, which is expected to be approximately $4.0 million, and Mr. Howard would lease this facility to Group 1 under a lease agreement having an initial term of 30 years, with cancellation options exercisable by Group 1 after the 15th, 20th and 25th lease years. Based on appraisals received by Mr. Howard and Group 1, Group 1 believes the land on which the facility will be situated has a value of approximately $4.2 million. It is anticipated that the initial rent under the lease agreement will be approximately $655,000 per year, subject to increases based upon the increase in the consumer price index during the term of the lease.
ITEM 2 — AMENDMENT TO GROUP 1 AUTOMOTIVE, INC.
1998 EMPLOYEE STOCK PURCHASE PLAN
     Our Board of Directors and our stockholders adopted the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (the “Purchase Plan”) on September 23, 1997. The purpose of the Purchase Plan is to provide an incentive for our employees to acquire a proprietary interest in our company through the purchase of shares of our common stock. Amendments to the Purchase Plan increasing the number of shares issuable under the Purchase Plan were approved by our Board of Directors and stockholders in 1998, 2000 and 2003. As a result, an aggregate of 2,000,000 shares may be issued under the Purchase Plan.
     On March 7, 2006, our Board of Directors adopted an amendment to the Purchase Plan to:
•	increase the number of shares of common stock available for issuance under the plan from 2,000,000 to 2,500,000 shares; and

•	extend the duration of the plan to March 6, 2016.
     The amendment to the Purchase Plan is contingent upon receiving the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Under applicable rules of the New York Stock Exchange, the amendment to the Purchase Plan is exempt from the requirement that the total number of shares of common stock cast with respect to the proposal must represent over 50% of our common stock entitled to vote on the proposal in order for the proposal to be approved. Under Delaware law, abstentions will be counted as votes cast against the proposal. However, broker non-votes will not be counted as shares entitled to vote, and thus will not be considered for purposes of determining whether a majority has been achieved. Our Board of Directors recommends voting “FOR” approval of the amendment to the Purchase Plan. The amendment is attached to this proxy statement as Appendix B.
Extension of the Duration
     The proposed amendment amends the Purchase Plan to extend its duration from June 30, 2007 to March 6, 2016. Upon termination of the Purchase Plan, future issuances are not permitted to be made under the Purchase Plan. Termination of the Purchase Plan does not affect issuances made prior to termination.
Summary of Purchase Plan
     Shares Available under the Purchase Plan; Adjustments. The total number of shares of common stock that may currently be issued under the Purchase Plan may not, in the aggregate, exceed 2,000,000 shares, which may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Purchase Plan. As of December 31, 2005, 1,744,335 shares had been issued under the Purchase Plan. The number of shares issuable under the Purchase Plan is subject to adjustment in the event of a change in our common stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, and the number and option price of shares subject to options outstanding under the Purchase Plan will also be adjusted accordingly.
     Eligibility. Each of our employees or the employees of any of our present or future parent or subsidiaries (including our executive officers) that has been or will be designated as a “Participating Company” by the administrative committee of the Purchase Plan (the “Administrative Committee”) as of a date of grant are eligible to participate in the Purchase Plan. However, no option may be granted to an employee if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of our stock. At December 31, 2005, approximately 1,217 employees were actively participating in the Purchase Plan.
     Participation. An eligible employee may elect to participate in the Purchase Plan for any calendar quarter during the period from January 1, 1998 to June 30, 2007, on the first day of each successive April, July, October and January (each of which dates is referred to as a “date of grant”). Except as otherwise provided in the Purchase Plan, the term of each option granted under the Purchase Plan will be for three months (each of such three-month periods is referred to as an “option period”), which will begin on a date of grant and end on the last day of each option period (referred to as a “date of exercise”). Subject to certain limitations of the Internal Revenue Code of 1986, as amended, (the “Code”), the number of shares subject to an option for a participant will equal the quotient of (a) the aggregate payroll deductions withheld on behalf of such participant during the option period, divided by (b) the option price of our common stock applicable to the option period, including fractions. However, the maximum number of shares that may be subject to any option may not exceed 3,000 (subject to adjustment).
     An eligible employee may participate in the Purchase Plan only by means of payroll deduction. Each eligible employee who elects to participate in the Purchase Plan must deliver to our company, within the time period prescribed by the Administrative Committee, a written payroll deduction authorization form whereby he or she gives notice of his or her election to participate in the Purchase Plan as of the next following date of grant, and whereby he or she designates a percentage of his or her eligible compensation to be deducted from his or her compensation for each pay period and paid into the Purchase Plan for his or her account. The designated percentage may not be less than 1% nor greater than 10%. However, no employee may be granted an option under the Purchase Plan that permits such employee to purchase more than $25,000 of our common stock (based on its fair market value at the time such option is granted) in any calendar year.
     Subject to the limits described above, each participant in the Purchase Plan automatically and without any act on his or her part will be deemed to have exercised his or her option on each date of exercise to the extent of his or her unused payroll deductions under the Purchase Plan and to the extent the issuance of our common stock to such participant upon such exercise is lawful. The per share purchase price of the common stock to be paid by each participant on each exercise of his or her option will equal 85% of the fair market value of our common stock on the date of exercise or on the date of grant, whichever amount is less. For all purposes under the Purchase Plan, the fair market value of a share of our common stock on a particular date is equal to the closing price of our common stock on the New York Stock Exchange, Inc. on that date (or, if no shares of common stock have been traded on that date, on the next regular business date on which shares of the common stock are so traded).
     A participant who elects to participate in the Purchase Plan and who takes no action to change or revoke the election prior to any subsequent date of grant will be deemed to have made the same election, including the same attendant payroll deduction authorization, for the next following and/or subsequent date(s) of grant.
     Withdrawal from the Plan and Changes in Payroll Authorization. A participant may not elect to change the percentage of his or her payroll deductions during an option period. However, any participant may withdraw in whole from the Purchase Plan at any time prior to the date of exercise relating to a particular option period by timely delivering a notice of withdrawal. Partial withdrawals are not permitted. Promptly following receipt of the notice of withdrawal, we will refund to the participant the amount of his or her payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options and the participant’s payroll deduction authorization and interest in unexercised options under the Purchase Plan will terminate.
     Delivery of Shares; Restrictions on Transfer. As soon as practicable after each date of exercise, we will deliver to a custodian (currently Computershare Trust Co., Inc.) one or more certificates representing (or will otherwise cause to be credited to the account of such custodian) the total number of whole shares of our common stock respecting options exercised on such date of exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees. The custodian will keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Purchase Plan, and will provide quarterly or such other periodic statements with respect thereto as may be directed by the Administrative Committee.
     Except as otherwise provided in the Purchase Plan, for a period of six months (or such other period as the Administrative Committee may specify with respect to a particular grant of options) after the date of exercise of an option, a participant may not sell or otherwise transfer, encumber or dispose of the shares of common stock issued in connection with such exercise. Following this restriction period, the optionee may, in accordance with procedures established by the Administrative Committee and the custodian, direct the sale or distribution of some or all of the whole shares of common stock in his or her account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. The transfer restrictions will also cease to apply upon the termination of a participant’s employment.
     Termination of Employment; Leaves of Absence. Except as described below, if the employment of a participant terminates for any reason, then the participant’s participation in the Purchase Plan ceases and we will refund the amount of such participant’s payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates after such participant has attained age 65 or due to death or disability, the participant, or the participant’s personal representative, as applicable, may elect either (a) to withdraw all of the participant’s accumulated unused payroll deductions under the Purchase Plan or (b) to exercise the participant’s option for the purchase of common stock at the end of the option period during which the participant terminated employment for the purchase of the number of full shares of common stock which the accumulated payroll deductions at the date of the participant’s termination of employment will purchase at the applicable option price, with any excess cash in such account to be returned to the participant or such personal representative. If no such election is timely received by us, the participant or personal representative will automatically be deemed to have elected the second alternative and promptly after the exercise of the option, all shares of common stock in such participant’s account under the Purchase Plan will be distributed to the participant or such personal representative.
     During a paid leave of absence approved by us and meeting Internal Revenue Service regulations, a participant’s elected payroll deductions will continue. A participant may not contribute to the Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by us and meets Internal Revenue Service regulations, then such participant’s payroll deductions for such option period that were made prior to such leave may remain in the Purchase Plan and be used to purchase common stock on the date of exercise relating to such option period. If a participant takes a leave of absence that is not described in the first or third sentence of this paragraph, then such participant will be considered to have withdrawn from the Purchase Plan. Further, notwithstanding the foregoing, if a participant takes a leave of absence that is described in the first or third sentence of this paragraph and such leave of absence exceeds three months, then such participant will be considered to have withdrawn from the Purchase Plan on the first day after such three-month period (unless such participant has a right to reemployment guaranteed either by statute or contract, in which case such participant will not be considered to have withdrawn from the Purchase Plan unless and until he fails to return to employment on the first day following the period during which his reemployment rights are so guaranteed).
     Restriction upon Assignment of Option. An option granted under the Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the employee’s lifetime, only by the employee to whom it was granted.
     Administration and Modification of the Purchase Plan. The Purchase Plan is administered by the Administrative Committee, the members of which are appointed from time to time by our Board of Directors. Our Board of Directors, in its discretion, may terminate the Purchase Plan at any time with respect to any common stock for which options have not been granted. Our Board of Directors or the Administrative Committee has the right to alter or amend the Purchase Plan or any part thereof from time to time. However, no change in any option granted may be made that would impair the rights of an optionee without the consent of such optionee.

     Merger, Consolidation or Liquidation of Group 1. If our company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if Group 1 is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (a) the date of exercise for all options then outstanding will be accelerated to a date fixed by the Administrative Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (b) upon such effective date any unexercised options will expire and we promptly will refund to each participant the amount of such participant’s payroll deductions under the Purchase Plan that have not yet been otherwise returned to him or used upon exercise of options.
     Participation by Certain Individuals. The following table sets forth participation in the Purchase Plan by the individuals and groups listed below for the 12 months ended December 31, 2005.
PLAN BENEFITS
Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan

		Number of Shares
	Dollar	of Common
Name and Position	Value (1)	Stock Purchased
Earl J. Hesterberg, President and Chief Executive Officer	$4,926	683
John C. Rickel, Senior Vice President and Chief Financial Officer	—	—
John T. Turner, Executive Vice President	3,275	856
Joseph C. Herman, Former Senior Vice President, Operations	3,187	808
Robert T. Ray, Former Senior Vice President, Chief Financial Officer and Treasurer	3,187	808
B.B. Hollingsworth, Jr., Former Chairman, President, and Chief Executive Officer	—	—
Executive Group	14,575	3,155
Non-Executive Director Group	—	—
Non-Executive Officers & Employee Group	$1,027,856	186,395

(1)	Equal to the difference between the closing price at the date of exercise relating to each particular option period and the price paid by participants for each share of our common stock purchased during such option period for each of the option periods in which such individuals participated in the Purchase Plan.
United States Federal Income Tax Consequences
     The following is a brief summary of certain of the United States federal income tax consequences relating to the Purchase Plan based on federal income tax laws currently in effect. This summary applies to the Purchase Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current United States federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes. The Purchase Plan is not qualified under Section 401(a) of the Code.
     Tax Consequences to Participants. A participant’s payroll deductions to purchase common stock are made on an after-tax basis. There is no federal income tax liability to the participant when shares of common stock are purchased pursuant to the Purchase Plan. However, the participant may incur federal income tax liability upon disposition (including by way of gift) of the shares acquired under the Purchase Plan. The participant’s U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

     If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the option period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant’s death) ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (2) 15% of the fair market value of the shares at the date of grant (the beginning of the option period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.
     If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the option period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the date of exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Tax Consequences to our Company. We will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Purchase Plan. In such case, we can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (1) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code, (2) any applicable reporting obligations are satisfied and (3) the $1,000,000 limitation of Section 162(m) of the Code is not exceeded.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE AMENDMENT TO
THE GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN.
ITEM 3 — RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our stockholders are being asked to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions.
     The ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006 requires our receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast with respect to the proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

VOTING OF SHARES COVERED BY PROXIES
     We are not aware of any other matters that will be properly brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, Messrs. Hesterberg and Rickel will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our Board of Directors and is being sent to you at the request of our Board of Directors. Messrs. Hesterberg and Rickel were designated to be your proxies by our Board of Directors.
OTHER MATTERS
Expenses of Solicitation
     We engaged Mellon Investor Services, LLC to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for reasonable out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. We will pay the entire cost of the solicitation.
Annual Report
     Our annual report, including our financial statements and the financial statement schedules, accompany this proxy statement. Our stockholders are referred to the annual report for financial and other information about us.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     Pursuant to the various rules promulgated by the Securities and Exchange Commission, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2007 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than December 22, 2006. No stockholder proposal was received for inclusion in this Proxy Statement.
     In addition to the requirements of the Securities and Exchange Commission described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before our Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a nomination for election to our Board of Directors or a proposal of business must deliver proper notice to our Secretary at least 70 days but not more than 90 days prior to the anniversary date of the 2006 Annual Meeting. For a stockholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2007 Annual Meeting of Stockholders, it should be properly submitted to our Secretary no earlier than February 24, 2007 and no later than March 16, 2007.
     For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Secretary. Such notice must set forth all of the information required in solicitations of proxies under the Securities and Exchange Commission rules or any other law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.
     If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board of Directors at least 80 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.
     Detailed information for submitting stockholder proposals is available upon written request to our Secretary at 950 Echo Lane, Suite 100, Houston, Texas 77024. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a Stockholder proposal included in our Proxy Statement for the 2007 Annual Meeting of Stockholders.
By Order of the Board of Directors,

Jeffrey M. Cameron
Secretary

Houston, Texas
April 25, 2006

APPENDIX A
GROUP 1 AUTOMOTIVE, INC.
AUDIT COMMITTEE CHARTER
          The Board of Directors (the “Board”) of Group 1 Automotive Inc. (the “Company”) has heretofore constituted and established an Audit Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.
Purposes
          The purposes of the Committee are:
1.	To oversee the quality, integrity and reliability of the financial statements and other financial information the Company provides to any governmental body or the public;

2.	To oversee the Company’s compliance with legal and regulatory requirements;

3.	To oversee the independent auditors’ qualifications and independence;

4.	To oversee the performance of the Company’s internal audit function and independent auditors;

5.	To oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

6.	To provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board, always emphasizing that the independent auditors are accountable to the Audit Committee; and

7.	To perform such other functions as the Board may assign to the Committee from time to time.
          Consistent with this purpose, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.
          The Audit Committee shall prepare annually a report meeting the requirements of any applicable regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement relating to its annual meeting of stockholders.
Composition
          The Committee will be appointed annually by the Board based on the recommendation of the Nominating/Governance Committee of the Board and shall serve until the annual meeting of the Board following the next annual meeting of the stockholders of the Company. The Chairman of the Committee (the “Chair”) shall be designated by the Board based on the recommendation of the Nominating/Governance Committee or, if no such designation is made, shall be selected by the affirmative vote of the majority of the Committee.
          The Committee shall be comprised of at least three directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC. At least one member of the Committee shall be an audit committee financial expert as defined by the SEC. The Board shall determine annually whether each member of the Committee is independent in accordance with the requirements described above. If a member of the Committee serves on more than three audit committees of public companies (including the Company’s Audit Committee), prior to appointing that member to the Committee, the Board shall determine that such person’s membership on those other audit committees will not impair that person’s ability to serve effectively on the Company’s Audit Committee, and the Company shall disclose such determination in the Company’s annual proxy statement.
          Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.
Authority and Responsibilities
          The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. As such, the Committee will have direct access to financial, legal, and other staff and consultants of the Company. Such consultants may assist the Committee in defining its role and responsibilities, consult with Committee members regarding a specific audit or other issues that may arise in the course of the Committee’s duties, and conduct independent investigations, studies, or tests. The Committee has the authority to employ such other accountants, attorneys, consultants or other outside advisors to assist the Committee as it deems advisable, which expenses the Company shall pay. The Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company. The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company’s outside legal counsel, and the Company’s external auditors to meet with the Committee or any member of the Committee. The Committee will report to the Board on a regular basis, and the Board shall provide an annual performance evaluation of the Committee.
          While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States and applicable rules and regulations. These are the responsibilities of the Company’s management and the Company’s independent auditors. The Company’s management is responsible for compliance with laws and regulations and compliance with the Company’s policies and procedures.
          Without limiting the generality of the preceding statements, the Committee shall have the authority, and is entrusted with responsibility to do the following actions:
          Financial Reporting Process.
1.	Annually (a) select and engage the Company’s independent auditors retained to audit the financial statements of the Company; (b) review, evaluate and determine the compensation of the independent auditors; and (c) evaluate the performance and on-going qualifications of the independent auditors. Any independent auditors selected by the Committee shall be a “registered public accounting firm” within the definition contained in Section 2 of the Sarbanes-Oxley Act of 2002, as required by law. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	Dismiss the independent auditors if it determines, in its sole discretion, that such action is necessary. The Committee shall also consider whether or not the firm used as the independent auditors should be rotated every five years.

3.	Review the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors.

4.	Require that the independent auditors rotate the lead audit partner and the reviewing audit partner engaged on the Company’s account every five years.

5.	Pre-approve all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by the Company’s independent auditors. The Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Committee unless the Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

6.	Set guidelines for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

7.	Confirm the independence of the independent auditors, including a review of the nature of all services and related fees provided by the independent auditors.

8.	Periodically, but at least annually, obtain and review a written report from the independent auditors regarding all relationships between the independent auditors and the Company that may impact the independent auditors’ objectivity and independence, which report shall include a statement from the independent auditors with respect to such firm’s independence, and discuss such report with the independent auditors. The Committee shall also recommend any appropriate action to the Board in response to the written report necessary to satisfy itself of the independence and objectivity of the independent auditors.

9.	At least annually, obtain and review a report by the independent auditors describing such firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

10.	Review with the independent auditors, prior to the initiation of the annual audit, the independent auditors’ process for identifying and responding to key audit and internal control risks, and the scope and approach of the audit to assure completeness of coverage of key business controls and risk areas.

11.	Periodically discuss separately with management, the independent auditors and the internal auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations made by the independent auditors or the internal auditors have been implemented or resolved.

12.	Approve the formation of all offshore subsidiaries or affiliates of the Company.

13.	Serve as a channel of communication between the independent auditor and the Board and/or management of the Company. The independent auditors are ultimately accountable to the Committee.

14.	Instruct the independent auditors to report directly to the Committee any problems or difficulties incurred in connection with the audit, including any restrictions on the scope of activities or access to required information, or any disagreements with management and resolve any disagreements between management and the independent auditors regarding financial reporting.

15.	Review and discuss with management and the independent auditors disclosures made in management’s discussion and analysis of financial condition and the financial statements and footnotes included in the annual report to stockholders and Form 10-K filings made with the SEC prior to the filing of such reports with the SEC. In addition, review findings of any examinations by regulatory agencies, such as the SEC.

16.	Review with management and the independent auditors at the completion of the annual audit:
•	the independent auditors’ audit of the financial statements and their report thereon;

•	any significant changes required in the independent auditors’ audit plan;

•	the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves;

•	the critical accounting policies used in the financial statements, an analysis of the effect of alternative methods of applying accounting principles generally accepted in the United States on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters;

•	insider and affiliated party transactions and potential conflicts of interest; and

•	other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.
17.	Review and approve the appointment, performance and replacement of the senior internal auditing executive, who shall have direct access to the Committee.

18.	Periodically meet and review with the senior internal auditing executive the internal reports to management prepared by the internal auditing department and any findings of major significance stemming from internal audits, together with management’s response and follow-up to those reports.

19.	Discuss with management, and/or any such other committee of the Board charged with responsibility for risk assessment and risk management, and the senior internal auditing executive policies with respect to risk assessment and risk management.

20.	Review with management and the independent auditors the effect of regulatory and accounting initiatives. Review and approve any off-balance sheet structures contemplated by the Company, other than operating leases previously approved by the Board in conjunction with acquisitions, and other than operating leases below $10 million not with executive officers or directors.

21.	Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management’s discussion and analysis of financial condition and the results of the independent auditors reviews of the quarterly financial statements.

22.	Review and discuss with financial management the Company’s earnings to be included in its press releases, including the use of “pro forma” or “adjusted” information that is not consistent with accounting principles generally accepted in the United States, as well as financial information and earnings guidance provided to analysts and ratings agencies. These duties may be satisfied by a discussion with financial management of the types of information to be disclosed and the types of presentations to be made in the future. These duties do not require the Committee to discuss with financial management in advance each earnings release or each instance in which the Company may provide earnings guidance.

23.	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.	Review with the Company’s management and/or legal counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

25.	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.
          System of Internal Controls.
1.	Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company. Consider and review with management and the independent auditors the following:
•	the effectiveness of or weaknesses in the Company’s internal controls including the status and adequacy of management information systems and other information and security, the overall control environment and accounting and financial controls;

•	any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company’s internal controls; and

•	any related significant findings and recommendations of the independent auditors, together with management’s response thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.
2.	Assess internal processes for determining and managing key financial statement risk areas.

3.	Ascertain whether the company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

4.	Review with management and the independent auditors any significant transactions that are not a normal part of the Company’s operations and changes, if any, in the Company’s accounting principles or their application.
          Corporate Compliance Process.
1.	Approve for recommendation to the Board the Company’s policies and procedures regarding compliance with the law and with significant Company policies, including, but not limited to, codes of conduct expressing principles of business ethics, legal compliance, the Foreign Corrupt Practices Act, environmental, health, and safety issues, and other matters relating to business conduct, and programs of legal compliance designed to prevent and detect violations of law.

2.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters. Monitor actions taken by the Company in response to any letters or reports to management provided by the internal auditors or independent auditors.

3.	Investigate at its discretion any matter brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

4.	Evaluate whether management has the proper review systems in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

5.	Review with the Company’s management and others any legal, tax or regulatory matters (including compliance with Manufacturer Public Company Agreements) that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.

6.	Review policies and procedures with respect to officers’ expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors.
          Other Committee Responsibilities.
          The Committee will review and reassess the adequacy of this Charter on an annual basis, and will submit the charter to the Board for approval. The Committee Charter will be included in the proxy statement as required under regulations of the SEC.
          The Committee will prepare a report to stockholders, to be included in the proxy statement on an annual basis as required by the SEC. This report will specifically address the following activities carried out by the Committee during the year:
1.	The Committee’s review of the independence of its members;

2.	Confirmation of the annual review of this Charter;

3.	The Committee’s review of the Company’s audited financial statements with management; and

4.	The Committee’s discussion with the independent auditors of the matters required to be communicated to audit committees.
Procedures
1.	Meetings. The Committee will meet at the call of its Chair, two or more members of the Committee, or the Chairman of the Board. The Committee will meet at least quarterly, or more frequently as necessary to carry out its responsibilities. At these meetings, the Committee should meet with management, the independent auditors and the internal auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee will also meet with management and the independent auditors prior to the release of the Company’s quarterly or annual earnings to discuss the results of the quarterly review or audit as applicable.

The Chair and/or management of the Company may call additional meetings as deemed necessary. In addition, the Committee will make itself available to the independent auditors of the Company as requested by such independent auditors.

All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee, including committee actions and recommendations, shall be made to the Board at its next regularly scheduled meeting following the Committee meeting.

2.	Quorum and Approval. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of a meeting.

3.	Rules. The Committee may determine additional rules and procedures, including designation of a Chair pro tempore in the absence of the Chair, at any meeting thereof.

4.	Reports. The Committee shall make reports to the Board, directly or through its chair.

5.	Review of Charter. Each year, the Committee shall review the need for changes in this Audit Committee Charter and recommend any proposed changes to the Board for approval.

6.	Performance Review. Each year, the Committee shall review and evaluate its own performance and shall submit itself to the review and evaluation of the Board.

7.	Fees. Each member of the Committee shall be paid the fee set by the Board for his or her services as a member of, or Chair of, the Committee.

APPENDIX B
SEVENTH AMENDMENT TO
GROUP 1 AUTOMOTIVE, INC.
1998 EMPLOYEE STOCK PURCHASE PLAN
          WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the “Company”) has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”); and
          WHEREAS, the Company desires to amend the Plan in certain respects (the “Seventh Amendment”);
          NOW, THEREFORE, the Plan shall be amended as follows:
          1. The first sentence of paragraph 6 of the Plan shall be deleted and replaced with the following:
“Subject to the provisions of paragraph 13, the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 2,500,000 shares of the authorized Stock, which shares may be unissued shares or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan.”
          2. The last sentence of paragraph 15 of the Plan shall be deleted and replaced with the following:
“Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 16, the Plan shall terminate upon and no further payroll deductions shall be made and no further options shall be granted after March 6, 2016.”
          3. This Seventh Amendment to the Plan shall be effective as of March 7, 2006, provided that this Seventh Amendment to the Plan is approved by the stockholders of the Company at the 2006 annual meeting of the Company’s stockholders. No more than 2,000,000 shares of Stock (the number of shares currently subject to the Plan) shall be issued or delivered under the Plan prior to such stockholder approval. If the stockholders fail to approve this Seventh Amendment to the Plan as provided above, then the Company shall promptly refund to each participant the amount of such participant’s payroll deductions under the Plan that may not be used to purchase in excess of the 2,000,000 shares currently subject to the Plan.
          4. As amended hereby, the Plan is specifically ratified and reaffirmed.

B-1

This Proxy, when properly executed, will be voted as directed herein by the undersigned. If no direction is given, this proxy will be voted “FOR” proposals 1, 2 and 3. The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

					FOR	AGAINST	ABSTAIN
1. Election of Directors	FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees	2.	Approval of an amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan to (a) increase the number of shares available for issuance under the plan from 2,000,000 to 2,500,000 shares, and (b) to extend the duration of the plan to March 6, 2016.	☐	☐	☐
Nominees: 01 Earl J. Hesterberg 02 Robert E. Howard II	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)				In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.
					I will attend the meeting.		☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

You are requested to complete, date, sign and return this proxy promptly. All joint owners must sign. Persons signing as executors, administrators, trustees, corporate officers, or in other representative capacities should so indicate.

Date: ____________________________________, 2006

Signature

Signature

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/gpi		1-866-544-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.group1auto.com

GROUP 1 AUTOMOTIVE, INC. 950 ECHO LANE, SUITE 100 HOUSTON, TEXAS 77024 ANNUAL MEETING OF STOCKHOLDERS — MAY 25, 2006 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
P R O X Y
     The undersigned stockholder(s) of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), hereby appoints Earl J. Hesterberg and John C. Rickel, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at JPMorgan Chase, 707 Travis, Mezzanine Level, Houston, Texas 77002, at 10:00 A.M., central time, on Thursday, May 25, 2006, and at any adjournment thereof.

(CONTINUED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲